Exhibit 10.3

February 28, 2011

Molecular Insight Pharmaceuticals, Inc.

160 Second Street

Cambridge, Massachusetts 02142

Re: Exit Commitment Letter

Ladies and Gentlemen:

You have informed the financial institutions and funds signatory hereto (collectively, the “Committed Exit Lenders” and each individually, a “Committed Exit Lender”) that Molecular Insight Pharmaceuticals, Inc. (“Borrower”, “you” or “your”) is seeking financing in connection with the effectiveness of its plan of reorganization under Chapter 11 of the Bankruptcy Code in case number 10-23355 (the “Case”), filed on December 9, 2010 in the United States Bankruptcy Court for the District Court of Massachusetts (the “Bankruptcy Court”).

You have requested that the Committed Exit Lenders commit (severally, not jointly and severally) to provide the Exit Financing (as defined below).

1.	Commitments.

Each Committed Exit Lender is pleased to advise you of its commitment, subject to the conditions set forth or referred to in this Exit Commitment Letter (as defined below) to provide exit financing, through a senior secured term loan facility in an aggregate amount not to exceed $40,000,000 (the “Exit Financing”), to Borrower. Each Committed Exit Lender’s commitment is in respect of the portion of the Exit Financing set forth on Exhibit A hereto. The Borrower and all direct and indirect domestic, and to the extent no material adverse tax consequences would result therefrom, foreign subsidiaries of the Borrower (collectively, the “Guarantors”) will guaranty the obligations of the Borrower under the Exit Financing. The commitment of each Committed Exit Lender hereunder is subject to (a) the negotiation, execution and delivery of a definitive credit agreement substantially the same (and with respect to the aggregate principal amount, interest rate and maturity date of the Term Loans, the same) as the draft Credit Agreement attached hereto as Annex I (such draft credit agreement attached hereto being referred to as, the “Exit Credit Agreement” and together with this letter agreement and all exhibits, annexes, schedules and other attachments hereto, the “Exit Commitment Letter”), and (b) the satisfaction of all conditions precedent set forth or referred to in the Exit Commitment Letter and in the Exit Credit Agreement (collectively, the “Conditions Precedent”). You agree that the closing date of the Exit Financing (the “Closing Date”) shall be a date mutually agreed upon between you and the Committed Exit Lenders, but in any event shall not occur until the Conditions Precedent have been satisfied. Capitalized terms used and not otherwise defined herein shall have their respective meanings set forth in the Exit Credit Agreement.

Each Committed Exit Lender reserves the right, prior to or after the execution of the Credit Documents, to syndicate all or a portion of its commitment hereunder to any financial institution or fund that is (a) an affiliate of such Committed Exit Lender or (b) a holder (“Holder”) of the Senior Secured Floating Rate Bonds due 2012 issued by Borrower under the Indenture, dated as of November 16, 2007, between Borrower and The Bank of New York Trust Company, N.A., or an affiliate of any such Holder (collectively with the Committed Exit Lenders, the “Exit Lenders”).

2.	Compensation.

As consideration for the commitments of the Committed Exit Lenders hereunder with respect to the Exit Financing, you agree to pay, or cause to be paid, to the Committed Exit Lenders the fees set forth in the Exit Credit Agreement and in the fee letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Exit Financing (the “Exit Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.

3.	Information.

You acknowledge that each Committed Exit Lender may, subject to its confidentiality agreements with you, share with its affiliates, and such affiliates may share with such Committed Exit Lender, any information related to you, any Guarantor or any of your or their subsidiaries or affiliates (including in each case information relating to creditworthiness) and the transactions contemplated hereby. You further acknowledge that (a) each Committed Exit Lender and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise and (b) no Committed Exit Lender nor any of its affiliates has any obligation to use in connection with the transactions contemplated by this Exit Commitment Letter, or to furnish to you, confidential information obtained by such Committed Exit Lender or its affiliates from other companies.

4.	Termination.

Committed Exit Lenders holding more than fifty (50%) percent of the commitments hereunder may terminate this Exit Commitment Letter, including the commitment of each Committed Exit Lender hereunder, by written notice to you if (a) any covenant or agreement in this Exit Commitment Letter or the Exit Fee Letter is not complied with by you, (b) any event occurs or information becomes available that, in the judgment of such Committed Exit Lenders, results in or is likely to result in the failure to satisfy any condition precedent set forth or referred to in this Exit Commitment Letter or the Exit Credit Agreement, or (c) you have not executed and delivered the Plan Support Agreement, dated as of February 28, 2011, among you and the Holders party thereto (the “Plan Support Agreement”) on the terms set forth therein by 4:00 p.m., New York City time, on March 1, 2011. The commitment of each Committed Exit Lender hereunder shall automatically terminate in the event that the Exit Financing does not occur by May 16, 2011. The provisions contained in Sections 2, 4, 5, 6 and 10 herein and in the Exit Fee Letter shall survive termination of this Exit Commitment Letter (or any portion hereof) or the commitment of each Committed Exit Lender hereunder.

5.	Indemnity; Payment Obligations and Reimbursement.

By your acceptance below, you hereby agree to indemnify and hold harmless each Committed Exit Lender and the other Exit Lenders and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, costs, expenses, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) that arise out of or in connection with this Exit Commitment Letter, the Exit Fee Letter, the Exit Financing, your restructuring arrangements or any of the transactions contemplated hereby or the providing or syndication of the Exit Financing, and to reimburse each Indemnified Person upon its demand for any out-of-pocket legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding (whether or not (a) such Indemnified Person is a party to any action or proceeding and (b) any such claim, liability or action or other proceeding is brought by you, your affiliates, or any other person), other than any of the foregoing of any Indemnified Person to the extent determined by a final judgment of a court of competent jurisdiction to have resulted primarily by reason of the gross negligence or willful misconduct of such Indemnified Person. You shall not be liable for any settlement of any such proceeding effected without your written consent (such consent not to be unreasonably withheld or delayed), but if settled with such consent or if there shall be a final judgment for the plaintiff, you shall indemnify the Indemnified Persons from and against any loss or liability by reason of such settlement or judgment subject to your rights in this paragraph to claim exemption from your indemnity obligations. You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding. None of the Committed Exit Lenders nor any other Exit Lender (nor any of their respective affiliates or other Indemnified Persons) shall be responsible or liable to you, any Guarantor or any of your or their subsidiaries, affiliates or stockholders or any other person or entity for any consequential damages which may be alleged as a result of this Exit Commitment Letter, the Exit Fee Letter, the Exit Financing or the transactions contemplated hereby. In addition, you hereby agree to (a) pay the reasonable legal fees and expenses of Bingham McCutchen LLP, (b) pay the reasonable fees and expenses of The Frankel Group LLC and Barrier Advisors, Inc. and (c) reimburse each of the Committed Exit Lenders and each other Exit Lender, in each case, from time to time upon demand for all reasonable, invoiced out-of-pocket costs and expenses (including, without limitation, printing, reproduction, document delivery, travel and communication costs), in each of clauses (a) through (c), incurred in connection with Borrower’s restructuring and bankruptcy proceedings, the syndication of the Exit Financing, and the preparation, review, negotiation, execution and delivery of this Exit Commitment Letter, the Exit Fee Letter, the Credit Documents and the administration, amendment, modification or waiver thereof (or any proposed amendment, modification or waiver), whether or not the Closing Date occurs or any Credit Document is executed and delivered or any extensions of credit are made under the Credit Documents.

6.	Confidentiality.

This Exit Commitment Letter is furnished for your benefit, and may not be relied on by any other person or entity without the consent of the Committed Exit Lenders or their advisors. This Exit Commitment Letter is delivered to you on the condition that, except as may be compelled in a judicial or administrative proceeding or as otherwise required by law, neither it, the Exit Fee Letter, nor their contents will be disclosed publicly or privately after it is accepted except (i) to those individuals who are your officers, directors, employees, agents or advisors in connection with their evaluation hereof and thereof, to Kramer Levin Naftalis & Frankel LLP, your bankruptcy counsel, and Riemer & Braunstein LLP, your local counsel in Massachusetts, and to M.M. Dillon & Co., your financial adviser, and then only on the condition that such matters may not, except as required by law, be further disclosed, and (ii) you may disclose the Exit Commitment Letter, its terms and substance (but not the Exit Fee Letter) to any statutory creditors committee in connection with the Case and its professional advisors; provided, that the members of such committee and its professional advisors agree to keep this Exit Commitment Letter and any of the terms or substance thereof strictly confidential in accordance with the terms of this paragraph. Notwithstanding the foregoing, after this Exit Commitment Letter has been accepted by you, you may disclose this Exit Commitment Letter to the Bankruptcy Court and, so long as it is filed under seal, you may also file the Exit Fee Letter with the Bankruptcy Court, in each case as may be required to obtain court approval in connection with any acts or obligations to be taken pursuant to this Exit Commitment Letter or the transactions contemplated hereby, it being understood that any pleadings or filings with respect to this Exit Commitment Letter and the Exit Fee Letter shall be reasonably acceptable. No person, other than the parties signatory hereto, is entitled to rely upon this Exit Commitment Letter or any of its contents.

7.	Individual Status

Each Committed Exit Lender hereby agrees that it is (i) executing and delivering this Exit Commitment Letter in its individual capacity and (ii) making its own determination as to whether to provide its respective commitment set forth herein. Neither the execution and delivery of this Exit Commitment Letter by the Committed Exit Lenders, nor the terms and conditions contained herein, shall provide a basis for the establishment or formation of a “group” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Each Committed Exit Lender disclaims the beneficial ownership of any equity securities and/or derivative securities of Borrower held by any other Committed Exit Lender and its affiliates.

8.	Patriot Act.

Each Committed Exit Lender hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), such Committed Exit Lender may be required to obtain, verify and record information that identifies you, which information includes the name, address, tax identification number and other information regarding you that will allow such Committed Exit Lender to identify you in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. You agree to provide each Committed Exit Lender, as and when requested by such Committed Exit Lender, with all documentation and other information requested by any Committed Exit Lender to the extent required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

9.	Certain Other Provisions.

The Exit Commitment Letter does not purport to include all of the customary representations, warranties, defaults, definitions and other terms which will be contained in the Credit Documents.

10.	Governing Law, Etc.

This Exit Commitment Letter and the commitment of each Committed Exit Lender shall not be assignable by you without the prior written consent of such Committed Exit Lender, and any purported assignment without such consent shall be void. This Exit Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each Committed Exit Lender and you. This Exit Commitment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Exit Commitment Letter by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart of this Exit Commitment Letter. Headings are for convenience only. This Exit Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the other Exit Lenders and, with respect to the indemnification provided under the heading “Indemnity,” each Indemnified Person. This Exit Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS EXIT COMMITMENT LETTER IS HEREBY WAIVED. You hereby submit to the exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Exit Commitment Letter or any of the matters contemplated hereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

In connection with any enforcement of this Exit Commitment Letter (including the exercise of any termination right hereunder) or any amendment, modification or waiver of any provision of this Exit Commitment Letter that requires the vote or consent of the Committed Exit Lenders, any Committed Exit Lender that has assigned a portion of its commitments hereunder may vote or consent such portion of its commitments as instructed by the assignee pursuant to the terms of the related agreement assigning such portion of its commitments.

Please indicate your acceptance of the terms this Exit Commitment Letter and of the Exit Fee Letter by returning to us executed counterparts of this Exit Commitment Letter and the Exit Fee Letter not later than 4:00 p.m., New York City time, on March 1, 2011.

[Remainder of page intentionally left blank]

Morgan Stanley Senior Funding, Inc.

By:	/s/ Adam Savarese
Name:	Adam Savarese
Title:	Managing Director

Signature Page to Exit Commitment Letter

Highland Crusader Offshore Partners, L.P.

By: Highland Crusader Fund GP, L.P.,

its general partner

By: Highland Crusader GP, LLC,

its general partner

By: Highland Capital Management, L.P.,

its sole member

By: Strand Advisors, Inc., its general partner

By:	/s/ James D. Dondero
Name:	James D. Dondero, President
Title:	Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

Signature Page to Exit Commitment Letter

Highland Credit Opportunities CDO Ltd. By: Highland Capital Management, L.P., As Collateral Manager By: Strand Advisors, Inc., its General Partner

By:	/s/ James D. Dondero
Name:	James D. Dondero, President
Title:	Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

Signature Page to Exit Commitment Letter

Taconic Opportunity Fund L.P. By: Taconic Capital Advisors L.P.

By:	/s/ Kevin Kavanagh
Name:	Kevin Kavanagh
Title:	Principal

Signature Page to Exit Commitment Letter

Accepted and Agreed to this 1st day of March 2011

Molecular Insight Pharmaceuticals, Inc.

By:	/s/ Harry Stylli

Name:	Harry Stylli
Title:	CRO/President

Signature Page to Exit Commitment Letter

Exhibit A

Committed Exit Lender Commitments

Committed Exit Lender	Commitment
Highland Credit Opportunities CDO, Ltd.	$5,768,368.61
Highland Crusader Offshore Partners, LP	$6,092,524.93
Morgan Stanley Senior Funding, Inc.	$20,310,606.17
Taconic Opportunity Fund LP	$7,828,500.28
All Committed Exit Lenders	$40,000,000.00

Annex I

Exit Credit Agreement

[See attached]

CREDIT AGREEMENT

by and among

MOLECULAR INSIGHT PHARMACEUTICALS, INC.

as Borrower,

Certain Subsidiaries thereof, as Subsidiary Guarantors,

The Lenders

from Time to Time Party Hereto,

and

[                    ],

as Administrative Agent and Collateral Agent

Dated as of             , 2011

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

SCHEDULES

Schedule 1.01(a)	Commitments
Schedule 8.04	Litigation
Schedule 8.12	Subsidiaries
Schedule 8.15	Real Property
Schedule 8.18	Security Documents, Perfection Matters
Schedule 8.21	Contractual or Other Restrictions
Schedule 8.23	Collective Bargaining Agreements
Schedule 8.24	Insurance
Schedule 8.25	Existing Indebtedness
Schedule 8.26	Deposit Accounts and Securities Accounts
Schedule 10.02	Liens
Schedule 10.05	Existing Investments
Schedule 10.10	Burdensome Restrictions
Schedule 13.02	Addresses for Notices

EXHIBITS

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Bailee Waiver
Exhibit C-1	Form of Consignee Waiver
Exhibit L-1	Form of Landlord Waiver
Exhibit N-1	Form of Notice of Borrowing
Exhibit P-1	Form of Perfection Certificate
Exhibit S-1	Third Party Subordination Terms
Exhibit S-2	Subsidiary Subordination Terms
Exhibit T-1	Form of Term Loan Note

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of                  , 2011, is among Molecular Insight Pharmaceuticals, Inc., a Massachusetts corporation (the “Borrower”), its Subsidiaries signatory hereto as subsidiary guarantors or hereafter designated as Subsidiary Guarantors pursuant to Section 9.10, the lenders from time to time party hereto (each a “Lender” and, collectively, the “Lenders”) and [        ], a                     (“[        ]”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and [        ], as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”, and together with the Administrative Agent, collectively, the “Agents” and each an “Agent”).

RECITALS

WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders extend credit to the Borrower in the form of a term loan in the aggregate principal amount of $40,000,000.00 on the Closing Date (the “Term Loan Facility”) (a) to pay all principal, interest and other obligations of the Borrower under the DIP Facility (as defined below), (b) to pay the transaction fees, costs and expenses incurred directly in connection with the Transactions (as defined below) and (c) for working capital and general corporate purposes of the Borrower.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.01 unless the context otherwise requires:

“Account” shall has the meaning set forth in the definition of Control Agreement.

“Acquisition Consideration” means, for any acquisition, the purchase consideration for such acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided, however, that “Acquisition Consideration” shall not include royalties paid or payable by the Borrower or any Subsidiary in respect of any Product under any in-bound licensing agreement, except to the extent the exclusion of such royalties would reduce the Acquisition Consideration below the Fair Market Value for such acquisition.

“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement.

“Administrative Questionnaire” shall mean a questionnaire completed by each Lender, in a form approved by the Collateral Agent and the Required Lenders, in which such Lender, among other things, (a) designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with such Lender’s compliance procedures and Applicable Laws, including federal and state securities laws and (b) designates an address, facsimile number, electronic mail address and/or telephone number for notices and communications with such Lender.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. The term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Fee Letter” shall mean the Fee Letter dated as of [                    ] by and between the Borrower and the Agents, in form and substance satisfactory to the Agents and the Required Lenders.

“Agents” shall have the meaning set forth in the preamble to this Agreement.

“Agreement” shall mean this Credit Agreement, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time.

“Amended By-Laws” shall mean the amended by-laws of the Borrower consistent in all respects with the Equity Term Sheet and as otherwise reasonably acceptable to the Required Lenders.

“Amended Certificate of Incorporation” shall mean the amended certificate of incorporation of the Borrower, consistent in all respects with the Equity Term Sheet and as otherwise reasonably acceptable to the Required Lenders, duly filed with the Secretary of State of the State of Delaware.

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A-1.

“Attributable Indebtedness” shall mean, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Authorized Officer” shall mean, with respect to any Credit Party, the chairman of the board, the president, the chief financial officer, the chief operating officer, the treasurer or any other senior officer (to the extent that such senior officer is designated as such in writing to the Agents by such Credit Party) of such Credit Party.

“Bankruptcy Case” shall mean the petition under Chapter 11 of the Bankruptcy Code filed by the Borrower on the Filing Date in the Bankruptcy Court.

“Bankruptcy Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Bankruptcy Code” shall mean Title 11 of the United States Code.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Massachusetts, together with any other court having proper jurisdiction over the Bankruptcy Case.

“BioMedica” means BioMedica Life Sciences S.A.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to any of the Agents.

“Bondholders” means the holders of those senior secured floating rate bonds, due November 2012 (the “Bonds”), issued from time to time by the Borrower pursuant to the Indenture, dated as of November 16, 2007, between the Borrower and The Bank of New York Trust Company, N.A. as trustee and collateral agent (the “Indenture”).

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrowing” shall mean and include (a) the incurrence of the Term Loan on the Closing Date and (b) the incurrence of the Incremental Term Loan in accordance with the terms hereof.

“Business” shall mean the research, development and, upon receipt of all necessary governmental approvals and authorizations, distribution, marketing, sale, license or other commercial exploitation of the Primary Products and any other biopharmaceutical product candidates developed, acquired or licensed by the Borrower and/or any of its Subsidiaries, in each case as determined by the Borrower’s management and Board of Directors.

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations) and maintenance, refurbishment or upgrading of equipment, machinery, fixed assets and real property improvements which under GAAP would be regarded as a capital expenditure. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Capitalized Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis; provided, that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Cash Collateral Order” shall mean, collectively, those certain orders of the Bankruptcy Court authorizing the Borrower to use cash collateral and granting adequate protection as in effect from time to time, including the orders entered on December 17, 2010, January 20, 2011 and March [    ], 2011, as amended, modified or supplemented from time to time.

“Cash Equivalents” shall mean:

(a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(d) time deposits, certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million;

(e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above

(f) demand deposits, including interest-bearing money market accounts, trust funds, trust accounts, interest-bearing deposits of depositary institutions, so long as the long-term senior, unsecured ratings by S&P and Moody’s of such depositary institution are AA (or the equivalent) or higher; and

(g) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

“Change of Control” shall mean an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, (ii) any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or (iii) any Designated Holder or “group” of Designated Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower on a fully-diluted basis (and taking into account, without duplication, all such securities that such person or group has the right to acquire pursuant to any option right).

“Change of Control Offer” shall have the meaning set forth in Section 5.02(b).

“Change of Control Put” shall have the meaning set forth in Section 5.02(b).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Incremental Term Loans and, when used in reference to any Commitment, refers to a Term Loan Commitment.

“Closing Date” shall mean [                    ].

“Closing Date Business Plan” shall mean the Borrower’s business plan attached hereto as Exhibit [    ].

“Closing Date Material Adverse Effect” shall mean any change, effect, occurrence or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower or any Subsidiary Guarantor to perform its obligations under the Credit Documents or (c) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary Guarantor of any Credit Document to which it is a party; provided, however, that the term “Closing Date Material Adverse Effect” does not, and shall not be deemed to, include, either alone or in combination, any changes, effects, occurrences or developments: (i) resulting from general economic or business conditions in the United States or any other country in which the Borrower and its Subsidiaries have operations, or the worldwide economy taken as a whole; (ii) affecting the Borrower in the industry or the markets where the Borrower operates (except to the extent such change, occurrence or development has a disproportionate adverse effect on the Borrower and its Subsidiaries relative to other participants in such industry or markets, taken as a whole); (iii) resulting from any changes (or proposed or prospective changes) in any law or in GAAP or any foreign generally accepted accounting principles; (iv) in securities markets, interest rates, regulatory or political conditions, including resulting or arising from acts of terrorism or the commencement or escalation of any war, whether declared or undeclared, or other hostilities; (v) resulting from any delisting of the Borrower’s Equity Interests from NASDAQ; (vi) resulting from the negotiation, announcement or performance of this Agreement, or the transactions contemplated hereby, including by reason of the identity of any of the Lenders or any communication by the Borrower or any of the Lenders of any plans or intentions regarding the operation of the Borrower’s business, prior to or following the Closing Date; (vii) resulting from any act or omission of the Borrower required by the terms of this Agreement, or otherwise taken with the prior consent of the Required Lenders, the Administrative Agent or the Collateral Agent (as applicable); (viii) resulting from the filing of the Bankruptcy Case; (ix) resulting from the resignation or other termination of any employee of the Borrower or any of its Subsidiaries primarily as a result of any matter described in the foregoing clause (vi), (x) only to the extent the Borrower has satisfied the conditions set forth in Section 6.17(f), resulting or arising from the disputes between the Borrower and BioMedica relating to BioMedica’s obligations under (A) that certain Territory License Agreement between the Borrower and BioMedica dated as of September 1, 2009, as the same may be amended from time to time, and (B) that certain Supply Agreement between BioMedica and the Borrower dated as of October 19, 2009, as the same may be amended from time to time; (xi) resulting or arising from the rejection of that certain Facility Setup and Contract Manufacturing Agreement between the Borrower and Eckert & Ziegler Nuclitec GmbH dated as of October 20, 2009, as the same may be amended from time to time, provided that such termination occurs at the direction of the Required Consenting Bondholders; or (xii) arising from the events listed on Schedule 1.01(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean any assets of any Credit Party or other collateral upon which Collateral Agent has been granted a Lien in connection with this Agreement.

“Collateral Agent” shall have the meaning set forth in the preamble to this Agreement.

“Collections” shall mean all cash, checks, credit card slips or receipts, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of the Borrower or its Subsidiaries.

“Commitment” shall mean, with respect to each Lender, such Lender’s Term Loan Commitment.

“Confidential Information” shall have the meaning set forth in Section 13.17.

“Confirmation Order” shall have the meaning set forth in Section 6.16(c).

“Contingent Liability” shall mean, for any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Control Agreement” means a tri party deposit, securities or commodity account control agreement by and among the Borrower or the applicable Subsidiary, the Collateral Agent and a bank, securities intermediary or commodities intermediary. A Control Agreement shall provide (a) “control” to the Collateral Agent of such deposit account, securities account or commodities account (each an “Account”) within the meaning of Articles 8 and 9 of the UCC, (b) that absent receipt of a written notice (a “Control Notice”) from the Collateral Agent to the bank, securities intermediary or commodities intermediary, the Borrower or the applicable Subsidiary shall be entitled to give all withdrawal, payment, transfer, fund disposition or other instructions concerning the Account, (c) upon receipt of a Control Notice from the Collateral Agent, the bank, securities intermediary or commodities intermediary will comply with instructions of the

Collateral Agent directing the disposition of funds with respect to such account without further consent by the Borrower or the applicable Subsidiary and (d) for other terms mutually acceptable to the Borrower, the Collateral Agent and the Required Lenders and which are otherwise consistent with the foregoing clauses (a)-(c).

“Control Notice” shall have the meaning set forth in the definition of Control Agreement.

“Copyright Security Agreement” shall mean the Copyright Security Agreement entered into by the Credit Parties in favor of the Collateral Agent on behalf of the Lenders in customary form appropriate for filing with the United States Copyright Office.

“Credit Documents” shall mean this Agreement, the Control Agreements, the Agent Fee Letter, the Fee Letter, the Subsidiary Guarantees, the Intercompany Subordination Agreement, the Security Documents, any Notes issued by the Borrower hereunder, any subordination agreements in favor of any Agent with respect to any of the Obligations, and any other agreement entered into now, or in the future, by any Credit Party, on the one hand, and any Agent or Lender, on the other hand, in connection with this Agreement.

“Credit Extension” shall mean and include the making of a Loan.

“Credit Party” shall mean the Borrower, each of the Subsidiary Guarantors and each other Person that becomes a Credit Party hereafter pursuant to the execution of joinder documents.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Designated Holder” shall mean (i) any Person who, as of the Closing Date, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)) of 5% or more of the equity securities of the Borrower on a fully-diluted basis (and taking into account, without duplication, all such securities that such person has the right to acquire pursuant to any option right) and (ii) any Affiliate of any Person referenced in the foregoing clause.

“DIP Facility” shall mean the senior secured super priority debtor in possession financing in an aggregate principal amount of up to $10,000,000 to the extent provided to the Borrower during the pendency of the Bankruptcy Case.

“Disclosure Statement” shall mean a disclosure statement describing the Plan of Reorganization and that is consistent with the requirements of the Plan Support Agreement.

“Disposition” or “Dispose” means the direct or indirect sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any expropriation or other compulsory disposition) of any property (including tangible and intangible) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividend” with respect to any Person means any dividend on or return of equity capital by such Person to the holders of its Equity Interests or any other distribution, payment or delivery of property or cash by such Person to the holders of its Equity Interests as such, or any redemption, retirement, purchase or other acquisition, directly or indirectly, by such person for consideration of any of its Equity Interests outstanding (or any options or warrants issued by such Person with respect to its Equity Interests), or the setting aside of any funds for any of the foregoing purposes, or the purchase or other acquisition for consideration by any Subsidiary of such person of any of the Equity Interests of such Person outstanding (or any options or warrants issued by such person with respect to its Equity Interests).

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the Applicable Laws of the United States, any state, territory, protectorate or commonwealth thereof, or the District of Columbia.

“Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Credit Parties (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (“Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment or human health or safety (to the extent relating to exposure to Hazardous Materials).

“Equity Documents” shall mean, collectively, the Warrants, the Warrant Purchase Agreement, the Stockholders’ Agreement, the Investor Rights Agreement, the Amended Certificate of Incorporation, the Amended By-Laws and any other document or certificate entered and/or delivered in connection with the Warrants, in each case, on terms and conditions consistent in all respects with the Equity Term Sheet or as otherwise acceptable to the Required Lenders.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, options or other rights for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Term Sheet” shall mean Annex C of the plan term sheet attached as an exhibit to the Plan Support Agreement, describing proposed principal terms and conditions related to the capital structure and corporate governance of the Borrower.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that, together with any Credit Party or a Subsidiary thereof, is, or within the last six (6) years was, treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA with respect to a Plan, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” shall have the meaning set forth in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Account” means any deposit account specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of employees of the Borrower or any Subsidiary.

“Excluded Taxes” shall mean with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder, (a) income, franchise or similar Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Non-U.S. Lender, any withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office, unless such designation was at the request of the Borrower), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.04(a) and (d) Taxes imposed by reason of the failure of such Agent or such Lender to comply with its obligations under Section 5.04(b) and Section 5.04(c), or to the extent that such documentation fails to establish a complete exemption from applicable withholding Taxes, other than, in either case, due to a change in Applicable Laws after the Closing Date.1

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Borrower acting in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Borrower delivered to the Collateral Agent.

“Federal Funds Rate” shall mean, for any day, a fluctuating interest rate per annum equal to: (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next succeeding Business Day) by the Federal Reserve Bank of New York; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated as of February 28, 2011 by and between the Borrower and the initial Lenders party thereto, in form and substance reasonably satisfactory to each of the Lenders party thereto.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.01, the Agent Fee Letter or the Fee Letter.

“Filing Date” shall mean December 9, 2010.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

[1]	All tax provisions subject to review by Bingham tax specialist.

“Foreign Subsidiary” shall mean each Subsidiary of a Credit Party that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, that if the Borrower notifies the Collateral Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Collateral Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Agents, the Lenders and the Credit Parties shall negotiate in good faith to effect such amendment and such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” shall mean the government of the United States, any foreign country or any multinational authority, or any state, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.

“Guarantee” shall mean, as to any Person, (a) any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness, leases or other obligation (“primary obligations”) payable or performable by another Person (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) any such primary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of any such primary obligation of the payment or performance of such primary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay any such primary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of any such primary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any primary obligation of any other Person, whether or not such primary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount set forth in the written agreement evidencing such Guarantee or, in the absence of a written agreement, the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedging Agreement” shall mean (a) any and all agreements or documents not entered into for speculative purposes that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Incremental Term Loan” shall have the meaning set forth in Section 2.11.

“Indebtedness” shall mean, as to any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any interest, currency or other swap transaction;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture partner, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any interest, currency or other swap or hedge transaction on any date shall be deemed to be the Swap Termination Value thereof as of such date.

Notwithstanding the foregoing, it is understood and agreed that Indebtedness shall not include obligations under agreements providing for the adjustment of the purchase price, working capital or similar adjustments in connection with any Investment or Disposition permitted under this Agreement to the extent that such obligations are contingent.

“Indenture” shall have the meaning set forth in the definition of Bondholders.

“Intercompany Subordination Agreement” shall mean an Intercompany Subordination Agreement executed and delivered by each Credit Party, each of its Subsidiaries and the Collateral Agent, in form and substance satisfactory to Collateral Agent and the Required Lenders.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investor Rights Agreement” shall mean the Investor Rights Agreement, dated as of the date hereof, by and among the Borrower and certain holders of Equity Interests of the Borrower, on terms and conditions consistent in all respects with the Equity Term Sheet or as otherwise acceptable to the Required Lenders.

“IP Filings” shall mean Collateral consisting solely of intellectual property assets for which a security interest can be perfected by filing with the U.S. Patent and Trademark Office or Copyright Office.

“IP Security Agreements” shall mean the Copyright Security Agreement, the Trademark Security Agreement and the Patent Security Agreement.

“Lender” shall have the meaning set forth in the preamble to this Agreement.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment for collateral purposes, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided, that in no event shall an operating lease entered into in the ordinary course of business or any precautionary UCC filings made pursuant thereto by an applicable lessor or lessee, be deemed to be a Lien.

“Loan” shall mean, individually, any Term Loan or Incremental Term Loan made by any Lender hereunder, and collectively, the Term Loans and Incremental Term Loans made by the Lenders hereunder.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower or any Subsidiary Guarantor to perform its obligations under the Credit Documents, (c) the rights and remedies of the Agents and the Lenders under the Credit Documents or (d) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary Guarantor of any Credit Document to which it is a party.

“Material Contracts” shall mean, with respect to any Person, each contract to which such Person is a party (other than the Credit Documents) for which (a) aggregate payments exceed $1,000,000 per year or $5,000,000 in the aggregate, (b) breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, or (c) has aggregate payments in excess of $1,000,000 in the aggregate and relates to a Primary Product.

“Material Event” shall mean an event that by its scope or need for regulatory approval cannot reasonably be corrected in 6 months.

“Maturity Date” shall mean the date which is the fifth anniversary of the Closing Date.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage, deeds of trust, deeds to secure Indebtedness or other similar documents granting Liens on the Premises, as well as the other Collateral secured by and described in such mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents, as each may be amended or supplemented from time to time in accordance with its terms.

“Mortgaged Property” shall mean each parcel of Real Property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.16.

“Multiemployer Plan” shall mean any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, as to which any Credit Party, Subsidiary of a Credit Party or any ERISA Affiliate thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” shall mean with respect to any Disposition by the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents actually received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received, but excluding any cash or Cash Equivalents used to satisfy termination payments under a Capitalized Lease) over (ii) the sum of (A) all fees and out-of-pocket expenses (including underwriting discounts, commissions, brokerage fees and collection expenses) incurred by the Borrower or such Subsidiary in connection with such transaction, (B) taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith or otherwise in respect of such transaction, (C) in the case of a Disposition, payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Bonds) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such Disposition, (D) reasonable amounts to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such transaction, and (E) any amounts required to be deposited into escrow in connection with the closing of such Disposition (until any such amounts are released therefrom to Borrower or any of its Subsidiaries).

“New Lender” shall have the meaning set forth in Section 2.11.

“Non-Excluded Taxes” shall have the meaning set forth in Section 5.04(a).

“Non-Primary Product” means a Product that is not a Primary Product.

“Non-U.S. Lender” shall have the meaning set forth in Section 5.04(b).

“Note” shall mean, as the context may require, a Term Loan Note.

“Notice of Borrowing” shall have the meaning set forth in Section 2.03(a).

“Obligations” shall mean (a) with respect to the Borrower, all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower arising under or in connection with any Credit Document, including all fees payable under any Credit Document and the principal of and interest (including interest accruing during the pendency of any proceeding of the type described in Section 11.01(h), whether or not allowed in such proceeding) on the Loans, or (b) with respect to each Credit Party other than the Borrower, all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of such Credit Party arising under or in connection with any Credit Document.

“Officers’ Certificate” means a certificate signed by two Authorized Officers of the Borrower, at least one of whom shall be a Financial Officer of the Borrower, and delivered to the Agents.

“Opinion of Counsel” means a written opinion of internal or external counsel to the Borrower who shall be reasonably acceptable to the Agents and the Required Lenders.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and the operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (but excluding any Tax, charge or levy that constitutes an Excluded Tax) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” shall have the meaning set forth in Section 13.06(c)(i).

“Patent Security Agreement” shall mean the Patent Security Agreement entered into by the Credit Parties in favor of the Collateral Agent on behalf of the Lenders in customary form appropriate for filing with the United States Patent and Trademark Office.

“Patriot Act” shall have the meaning set forth in Section 13.20.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean, individually and collectively, the certificates, substantially in the form of Exhibit P-1 or otherwise in form and substance satisfactory to the Collateral Agent and the Required Lenders, delivered by the Credit Parties to the Collateral Agent.

“Permitted Dispositions” means, without duplication, each of the following:

(1) Dispositions of obsolete, worn out or surplus property or inventory, whether now owned or hereafter acquired, in the ordinary course of business;

(2) Dispositions of inventory in the ordinary course of business;

(3) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the Acquisition Consideration of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the Acquisition Consideration of such replacement property;

(4) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that (i) if the transferor of such property is a Subsidiary Guarantor, the transferee thereof must either be the Borrower or a Subsidiary Guarantor and (ii) the Lien of the Collateral Agent granted over such property shall remain in effect;

(5) Dispositions constituting the making of Permitted Investments;

(6) Dispositions permitted by Section 10.03;

(7) Dispositions to the extent constituting a Restricted Payment permitted by Section 10.06 or a Lien permitted by Section 10.02;

(8) leases, subleases, licenses or sublicenses of property (other than Intellectual Property) in the ordinary course of business and which do not materially interfere with the value of such property or with the Borrower’s ability or the ability of any of its Subsidiaries to operate its business;

(9) transfers of property subject to any condemnation or eminent domain (or deed in lieu thereof) upon receipt of the casualty proceeds of such event;

(10) Dispositions in the ordinary course of business consisting of the abandonment of Intellectual Property which, in the reasonable good faith determination of the Borrower, is not material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(11) Dispositions consisting of out-bound licensing arrangements solely with respect to a Non-Primary Product, and Dispositions consisting of out-bound licensing arrangements in which a Primary Product is licensed for sale only outside of the United States;

(12) Dispositions of overdue accounts receivable arising in the ordinary course of business, but only in connection with the collection or compromise thereof and consistent with the Borrower’s past practices;

(13) Dispositions of Permitted Investments of the type described under clause (11) of the definition thereof;

(14) Dispositions of Investments in Cash Equivalents for cash or Cash Equivalents in the ordinary course of business;

(15) Dispositions consisting of a sale of a Non-Primary Product; and

(16) other Dispositions (other than a Disposition of a Primary Product) in aggregate amount not in excess of $1,000,000 in any consecutive 12 month period, provided, to the extent required by Section 5.02(a)(i), that such Disposition proceeds shall be used to repay the Obligations.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness represented by (x) the Obligations and (y) the related Subsidiary Guarantees;

(2) Indebtedness outstanding on the Closing Date and listed on Schedule 8.25 and any refinancings, refundings, renewals or extensions thereof; provided that (i) any such refinancing or renewed Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or renewed, plus, any accrued and unpaid interest thereon, the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and (ii) the terms relating to principal amount, amortization, maturity (no sooner than the original maturity), collateral (no different in scope or seniority than the original collateral) (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrower and its Subsidiaries and the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(3) Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a wholly-owned Subsidiary of the Borrower, which Indebtedness shall (i) constitute “Pledged Debt” under the Security Pledge Agreement, (ii) be subordinated in right of payment to the indefeasible payment in full of Indebtedness under the Subsidiary Guarantees on terms no less favorable to the Secured Parties than the terms set forth in Exhibit S-2, and (iii) be otherwise permitted under the provisions of Section 10.05;

(4) Guarantees of the Borrower or any of its Subsidiaries in respect of Indebtedness otherwise permitted hereunder;

(5) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in clause (9) of the definition of Permitted Liens; provided, however, that the aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed $2,000,000 in any year or $5,000,000 in the aggregate;

(6) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the Closing Date in accordance with the terms of Section 10.05, which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower); provided, however, that the aggregate principal amount of all such Indebtedness for all such Persons at any one time outstanding shall not exceed $1,000,000;

(7) unsecured Third Party Subordinated Indebtedness;

(8) Indebtedness arising in respect of letters of credit, bank guaranties and similar instruments issued for the benefit of any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business; and

(9) other Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $2,000,000.

“Permitted Investments” means:

(1) Investments existing on the Closing Date (other than those referred to in clause (4) of this definition) and set forth on Schedule 10.05;

(2) Investments held by the Borrower or any of its Subsidiaries in the form of cash or Cash Equivalents;

(3) loans and advances to directors, officers and employees of the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $250,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(4) Investments by the Borrower in its Subsidiaries not to exceed such Investments outstanding on the Closing Date unless, prior to any additional Investment, such Subsidiary (including any Subsidiary in existence on the Closing Date that is not yet a Subsidiary Guarantor but will be the beneficiary of an additional Investment) has complied with the requirements of Section 9.11 and has become a Subsidiary Guarantor;

(5) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(6) Guarantees permitted by Section 10.01;

(7) acquisition of any Person, the Acquisition Consideration for which, considered with the Acquisition Consideration for all acquisitions of assets permitted under Section 10.17, is not in excess of (i) $5,000,000 in any single transaction or series of related transactions, (ii) $10,000,000 in any fiscal year or (iii) in the aggregate from the Closing Date, (x) $15,000,000 plus (y) the lesser of (i) the aggregate amount of Net Cash Proceeds from the sale or issuance of Equity Interests in the Borrower and (ii) $15,000,000; provided such Person complies with Section 9.11;

(8) Investments consisting of (i) any deferred portion of the sales price or (ii) non-cash consideration, in each case, received by the Borrower or any of its Subsidiaries in connection with any Permitted Disposition;

(9) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers payable in the ordinary course of business;

(10) advances of payroll payments in the ordinary course of business in an aggregate amount not to exceed $250,000 at any time outstanding; and

(11) Investments in Joint Ventures consistent with the Borrower’s past practices and in accordance with its business plans in an aggregate amount not to exceed $1,000,000 at any time outstanding.

“Permitted Liens” means the following types of Liens:

(1) Liens granted pursuant to any Credit Document;

(2) Liens existing on the Closing Date and listed on Schedule 10.02 and any Lien granted as a replacement or substitute therefor, provided that any such replacement or substitute Lien (i) does not encumber any property other than the property subject thereto on the Closing Date, (ii) except as permitted by clause (2) of the definition of Permitted Indebtedness, does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by clause (2) of the definition of Permitted Indebtedness;

(3) Liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(4) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted for which adequate reserves with respect thereto are maintained on the books of the applicable Person, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(5) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(6) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(7) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, municipal site plan and development agreements, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value or marketability of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(8) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.01(f);

(9) Liens securing Permitted Indebtedness of a type described in clause (5) of the definition thereof; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or Fair Market Value, whichever is lower, of the property being acquired on the date of acquisition;

(10) Liens on property of a Person existing at the time such property or such Person is acquired or is merged with or into or consolidated with any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with such Subsidiary or acquired by such Subsidiary;

(11) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business in accordance with its past practices;

(12) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(13) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods by the Borrower or any of its Subsidiaries in the ordinary course of business;

(14) Liens (i)(x) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.05 to be applied against the Acquisition Consideration for such Investment and (y) consisting of an agreement to dispose of any property in a Disposition permitted under Section 10.04 and (ii) consisting of earnest money deposits of cash or Cash Equivalents made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of an Investment permitted pursuant to Section 10.05; provided that the aggregate amount of assets of the Borrower or any of its Subsidiaries subject to such Liens at any time outstanding does not exceed $1,000,000;

(15) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(16) Liens securing Permitted Indebtedness of the type described in clause (9) of the definition thereof; provided that such Liens rank pari passu with or are subordinate to the Liens securing the Obligations; and

(17) Liens on cash collateral, in an aggregate principal amount not to exceed $750,000 at any time, for letters of credit issued by financial institutions supporting obligations of the Borrower and its Subsidiaries not constituting Indebtedness.

“Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Plan” shall mean any Multiemployer Plan or single-employer plan, as defined in Section 4001(a)(15) of ERISA, and subject to Title IV of ERISA, Section 412 of the Code or Sections 302 or 303 of ERISA, that is or was within any of the preceding six plan years sponsored, maintained or contributed to (or to which there is or was an obligation to contribute or to make payments) by any Credit Party, Subsidiary of a Credit Party or an ERISA Affiliate thereof, and in respect of which any Credit Party, Subsidiary of a Credit Party or an ERISA Affiliate thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Plan Documentation” shall mean the Plan of Reorganization and all documentation filed or delivered in connection therewith and including without limitation any amendments and any supplements thereto, any subsequent plans of reorganization, [the Plan Documents (as defined in the Plan or Reorganization)], and the Confirmation Order.

“Plan of Reorganization” shall mean, as the same may be amended, modified or otherwise supplemented in compliance with this Agreement, the plan of reorganization under chapter 11 of the Bankruptcy Code of the Borrower dated March [    ], 2011 filed in its Bankruptcy Case on [            ], 2011.

“Plan Support Agreement” shall mean that certain Plan Support Agreement, dated as of February 28, 2011, among the Borrower and the Bondholders representing more than 66 2/3% in aggregate principal amount of the outstanding Bonds and collectively constituting more than 50% in number of all holders of the Bonds on the date thereof.

“Pledged Stock” shall have the meaning given to such term in the Security Pledge Agreement.

“Premises” has the meaning set forth in Section 9.16.

“Primary Product” means those patents, trade secrets and other tangible and intangible property that relate the product candidate known as Trofex.

“Product” means the Primary Products and each other product candidate for which the Company owns, acquires or licenses the patents or other intellectual property rights related thereto.

“Product MAE” shall mean, with respect to any Product,

(a) the Borrower has abandoned the development of the Product for more than 5 consecutive days or has otherwise suspended development activity and/or clinical trials for such Product for more than 60 days within any 24 consecutive months,

(b) the applicable Governmental Authority responsible for approving the Product for commercial use in the United States has denied final approval,

(c) the applicable Governmental Authority only approves the Product for uses materially different from the requested approvals described in the Closing Date Business Plan and the targeted sale potential, in dollars, of such uses represent less than 65% of the targeted sale potential, in dollars, of such requested approvals in the reasonable judgment of [            ]2, or, after approval of the Product, any applicable Governmental Authority requires any re-labeling or the addition of a “black box” to the label for the Product that limits the use of the Product for indications for which the Product was originally approved,

(d) a written order from the United States Food and Drug Administration or the United States Drug Enforcement Agency that results in the Product being suspended or withdrawn from being sold commercially for more than 6 months; provided if a Material Event has occurred then such 6 month period shall not apply and the Product MAE shall be immediate,

(e) a written order from the United States Food and Drug Administration that results in suspension of the manufacture of the Product for more than 6 months; provided if a Material Event has occurred then such 6 month period shall not apply and the Product MAE shall be immediate,

(f) after approval of the Product and commencement of commercial sales thereof, a written order from the United States Food and Drug Administration or peer reviewed medical or scientific publication that results in the reduction in sales by more than 35% of such Product as set forth in the Closing Date Business Plan for the period of 3 months after such order or publication,

(g) the Borrower publicly announces that it will cease to make the Product available for commercial sale (unless the Product has been sold, licensed or otherwise partnered with another pharmaceutical company that will continue to make the Product for commercial sale),

(h) one or more of the applicable license agreements governing intellectual property necessary for the Borrower’s production or sale of such Product has been terminated or is otherwise no longer in effect, such that the Borrower is precluded from making or distributing the Product,

(i) such Product is found to infringe on the intellectual property rights of others as determined by order of a court of competent jurisdiction or binding arbitration and such order has not been vacated within 30 days thereafter,

(j) changes in Applicable Laws (including regulations affecting the administration of public or private health insurance) which specifically targets and adversely affects the prospects of the Product, or

[2]	Third-party consulting firm to be determined.

(k) changes in Law that limit in a material adverse manner the Company’s rights in the Product,

and, in the case of any events described in clauses (c), (f), (i), (j) or (k), individually or in the aggregate, has a material and adverse impact on the economic viability of the Product as determined by [                    ], using standard life science product valuation methods. The Collateral Agent shall, upon receipt of notice that one of the foregoing events has occurred, request the valuation by [                    ] or such other firm as selected pursuant to the immediately succeeding paragraph, and shall request that the valuation be completed within 45 days. If [                    ] is not available or declines to perform such valuation within such period, the Required Lenders shall present three firms to the Borrower for approval. If the Borrower does not approve one of such firms within 5 Business Days, the Required Lenders may select one of the presented firms to perform the valuation and notify the Collateral Agent thereof. If the Borrower fails to provide information reasonably requested by [                    ] or another third party valuation firm selected in the manner set forth above within 5 Business Days of the request for such information, then the events leading to such request for information will be deemed to constitute a Product MAE with respect to the applicable Product.

“Rating Agencies” shall have the meaning set forth in Section 13.08.

“Real Property” shall mean, with respect to any Person, all right, title and interest of such Person (including, without limitation, any leasehold estate) in and to a parcel of real property owned, leased or operated by such Person together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Register” shall have the meaning set forth in Section 13.06(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder (excluding any such event for which the notice requirement has been waived by the PBGC).

“Required Consenting Bondholders” shall have the meaning set forth in the Plan Support Agreement.

“Required Lenders” shall mean, at any date, Lenders having or holding a majority of the outstanding principal amount of the Loans.

“Restricted Payment” shall mean, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Restructuring Transaction” shall mean the restructuring of the Borrower, as contemplated under the Plan Support Agreement and the plan term sheet attached thereto.

“Savitr Investment Agreement” shall have the meaning set forth in Section 6.17(a).

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, (a) the Lenders, (b) the Agents, (c) the beneficiaries of each indemnification obligation undertaken by any Credit Party under the Credit Documents and (d) any successors, indorsees, transferees and assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall mean, collectively, the Security Pledge Agreement, the IP Security Agreements, any Mortgage and each other security agreement or other instrument or document executed and delivered pursuant to Sections 9.10, 9.11, 9.13, 9.15, 9.16 and 9.17 or pursuant to any of the Security Documents to secure any of the Obligations.

“Security Pledge Agreement” shall mean a Security Pledge Agreement, by and among each Credit Party and the Collateral Agent for the benefit of the Secured Parties, in form and substance satisfactory to Collateral Agent and the Required Lenders.

“Stockholders’ Agreement” shall mean the Stockholders’ Agreement, dated as of the date hereof, by and among the Borrower and certain holders of Equity Interests of the Borrower, on terms and conditions consistent in all respects with the Equity Term Sheet or as otherwise acceptable to the Required Lenders.

“Stock Certificates” shall mean Collateral consisting of stock certificates or other certificates representing Equity Interests or other equity interests (to the extent certificated), as the case may be, of the Borrower and its Subsidiaries for which a security interest can be perfected by delivering such stock certificates or other certificates.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Voting Equity Interests having by the terms thereof power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture3 or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of a Credit Party.

“Subsidiary Guarantee” shall mean a Subsidiary Guarantee, executed and delivered by each Subsidiary Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, in form and substance satisfactory to Collateral Agent and the Required Lenders.

“Subsidiary Guarantors” shall mean (a) each Person that is a Domestic Subsidiary on the Closing Date and (b) each Person that becomes a party to the Subsidiary Guarantee Agreement after the Closing Date pursuant to Section 9.11.

“Swap Termination Value” shall mean, in respect of each interest, currency or other swap or hedge transaction, an amount equal to the net amount, if any, that would be payable in accordance with the terms of such swap transaction to the applicable counterparty by the Borrower or Subsidiary Guarantor upon the early unwind of such swap transaction, as if the Borrower or Subsidiary Guarantor was the sole “Affected Party” (as defined in such swap transaction).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Bankruptcy Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” shall mean all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, enacted, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Term Loan” shall have the meaning set forth in Section 2.01.

[3]	The Exit Lenders are open to discussing appropriate provisions that permit MIPI to further develop and commercialize its Products through joint ventures and other collaboration arrangements.

“Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.01(a) as such Lender’s “Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Term Loan Facility” shall have the meaning set forth in the recitals to this Agreement.

“Term Loan Note” shall mean a promissory note substantially in the form of Exhibit T-1.

“Third Party Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary Guarantor, owed to any Person other than an Affiliate of the Borrower, that is by its terms subordinated in right of payment to the indefeasible payment in full of the Obligations of the Borrower or any Subsidiary Guarantor on terms no less favorable to the Secured Parties than the terms set forth in Exhibit S-1.

“Total Commitment” shall mean the sum of the Total Term Loan Commitment.

“Total Credit Exposure” shall mean, as of any date of determination (a) with respect to each Lender, (i) prior to the termination of the Commitments, the sum of such Lender’s Total Commitment plus such Lender’s Term Loans or (ii) upon the termination of the Commitments, the sum of such Lender’s Term Loans and (b) with respect to all Lenders, (i) prior to the termination of the Commitments, the sum of all of the Lenders’ Total Commitments plus all Term Loans and (ii) upon the termination of the Commitments, the sum of all Lenders’ Term Loans.

“Total Term Loan Commitment” shall mean the sum of the Term Loan Commitments. On the date hereof, the Total Term Loan Commitment shall be $40,000,000.00 as set forth on Schedule 1.01(a).

“Trademark Security Agreement” shall mean the Trademark Security Agreement entered into by the Credit Parties in favor of the Collateral Agent on behalf of the Lenders in customary form appropriate for filing with the United States Patent and Trademark Office.

“Transaction Documents” shall mean each of the documents executed and/or delivered in connection with the Transactions, including without limitation, the Credit Documents, the Equity Documents, the Plan of Reorganization and the Confirmation Order.

“Transactions” shall mean collectively, the Term Loan Facility, the transactions contemplated by the Equity Documents, including, but not limited to, the issuance of the Warrants, and the Restructuring Transaction.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“UCC Filing Collateral” shall mean Collateral consisting solely of assets for which a security interest can be perfected by filing a UCC financing statement.

“Unasserted Contingent Obligations” shall have the meaning given to such term in the Security Pledge Agreement.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

“U.S.” and “United States” shall mean the United States of America.

“Voting Equity Interests” shall mean with respect to any Person, shares of such Person’s Equity Interests having the right to vote for the election of directors (or Persons acting in a comparable capacity) of such Person under ordinary circumstances.

“Warrant Purchase Agreement” shall mean the Warrant Purchase Agreement, dated as of the date hereof, among the Borrower and the Lenders, consistent in all respects with the Equity Term Sheet or as otherwise mutually acceptable to the Borrower and the Required Lenders.

“Warrants” shall mean the Warrants, dated as of the date hereof, to be issued by the Borrower to the Lenders pursuant to the Warrant Purchase Agreement, containing terms and conditions consistent in all respects with the Equity Term Sheet or as otherwise acceptable to the Required Lenders.

“Warrant Value Ratio” shall mean, with respect to any warrants to purchase equity securities of the Borrower issued in connection with the Term Loan or the Incremental Term Loan, a fraction, (a) the numerator of which equals the aggregate fair market value (as determined by the Board of Directors of the Borrower in good faith) of the equity securities of the Borrower underlying all warrants issued in connection with such Loan at the time of issuance minus the aggregate exercise price for all warrants issued in connection with such Loan, and (b) the denominator of which equals the amount of such Loan.

“Working Capital” shall mean, at any date, assets which may be properly classified as current assets minus liabilities which may be properly classified as current liabilities, in each case, of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

SECTION 1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise specifically prescribed herein.

SECTION 1.04 Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07 Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08 Corporate Terminology. Any reference to officers, shareholders, stock, shares, directors, boards of directors, corporate authority, articles of incorporation, bylaws or any other such references to matters relating to a corporation made herein or in any other Credit Document with respect to a Person that is not a corporation shall mean and be references to the comparable terms used with respect to such Person.

ARTICLE II

Amount and Terms of Credit Facilities

SECTION 2.01 Loans. Subject to and upon the terms and conditions herein set forth, each Lender having a Term Loan Commitment severally agrees to make a loan or loans (each, a “Term Loan” and collectively, the “Term Loans”) to the Borrower, which Term Loans (i) shall not exceed, for any such Lender, the Term Loan Commitment of such Lender, (ii) shall not exceed, in the aggregate, the Total Term Loan Commitment, (iii) shall be made on the Closing Date, and (iv) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed.

SECTION 2.02 Reserved.

SECTION 2.03 Notice of Borrowing. The Borrower shall give the Administrative Agent prior written notice (i) prior to 12:00 noon (New York time) at least two Business Days’ prior to the Borrowing of the Term Loans and (ii) prior to 12:00 noon (New York time) at least two Business Days’ prior to the Borrowing of the Incremental Term Loans. Such notice shall be in the form of Exhibit N-1 (a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (A) the aggregate principal amount of the Term Loans or Incremental Term Loans to be made, and (B) the date of the Borrowing (which shall be, in the case of Term Loans, the Closing Date). The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Term Loans or Incremental Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

SECTION 2.04 Disbursement of Funds. (a) No later than (i) 2:00 p.m. (New York time), in the case of the making of the Term Loan on the Closing Date, if the conditions set forth in Article VI and Article VII to the effectiveness of this Agreement are met prior to 10:00 a.m. (New York time) on the Closing Date, each Lender will make available its pro rata portion, if any, of the Term Loan in the manner provided below and (ii) 2:00 p.m. (New York time), in the case of the Borrowing of Incremental Term Loans for which all conditions to the making of such Loan set forth in this Agreement have been met prior to 10:00 a.m. (New York time) on the requested date of the Borrowing specified in the Notice of Borrowing therefor, each Lender will make available its pro rata portion, if any, of such Borrowing requested to be made on such date in the manner provided below.

(b) Each Lender shall make available all amounts to fund to the Borrower, under any Borrowing, in immediately available funds to the Administrative Agent, and the Administrative Agent will make available to the Borrower, by depositing in an account designated by the Borrower to the Administrative Agent in writing, the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available the same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower, to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Rate or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.08. If the Borrower or such Lender shall pay interest to the Administrative Agent for the same (or a portion of the same) period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.

(c) Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

SECTION 2.05 Payment of Loans; Evidence of Debt.

(a) The Borrower agrees to pay to the Administrative Agent, for the benefit of the Lenders, on the Maturity Date, all then outstanding Obligations.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c) The Borrower agrees that from time to time on and after the Closing Date, upon the request to any Agent by any Lender, at the Borrower’s own expense, the Borrower will execute and deliver to such Lender a Note, evidencing the Loans made by, and payable to such Lender or registered assigns in a maximum principal amount equal to such Lender’s applicable Term Loan Commitment. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to, the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Collateral Agent in the Register, be conclusive and binding on each Credit Party absent manifest error; provided, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Credit Party. The Collateral Agent shall maintain the Register pursuant to Section 13.06(b)(iv), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Term Loan or Incremental Term Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section 2.05 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure of any Lender or any Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

SECTION 2.06 Reserved.

SECTION 2.07 Pro Rata Borrowings. Each Borrowing of Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Term Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

SECTION 2.08 Interest. (a) The unpaid principal amount of the Term Loans shall bear interest from the date of the Borrowing thereof until the indefeasible payment in full in cash of all Obligations at a rate of 17.5% per annum.

(b) From and after the occurrence and during the continuance of any Event of Default, upon notice by the Administrative Agent (which notice shall be given upon the direction of the Required Lenders) to the Borrower, the Borrower shall pay interest on the principal amount of all Loans and all other due and unpaid Obligations, to the extent permitted by Applicable Law, at the rate described in Section 2.08(a) plus two (2) percentage points per annum. All such interest shall be payable on demand and in cash.

(c) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in cash (i) quarterly in arrears on the last day of each March, June, September and December, provided that any Interest payable pursuant to this clause (i) of this Section may, at the election of the Borrower (with written notice of such election delivered to the Administrative Agent), be paid by increasing the then outstanding principal amount of the Loans, and (ii) in respect of each Loan, on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(d) Upon any payment of interest in accordance with the proviso of Section 2.08(c)(i), the amount of such interest shall become and be deemed to be additional outstanding principal of the Loans, on which interest shall begin accruing hereunder on the date of any such payment. Such additional outstanding principal amount of the Loans is sometimes referred to in this Agreement as “PIK Interest”. To the extent reasonably requested from time to time by the Lenders, the Borrower shall issue additional or replacement Notes to evidence the increased principal amount of the Notes resulting from the deferral of interest payments hereunder and such PIK Interest; provided that the absence of or failure to request or issue such additional or replacement Notes shall not affect the validity of such obligation, its character as principal or the Borrower’s obligations with respect thereto.

(e) All computations of interest hereunder shall be made in accordance with Section 5.05.

SECTION 2.09 Reserved.

SECTION 2.10 Illegality, etc.

(a) If, after the later of the date hereof, and that date such entity becomes a Lender hereunder, the adoption of any Applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after such date regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then within 5 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the date hereof. Each Lender (on its own behalf), upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(a), will, as promptly as practicable upon ascertaining knowledge thereof, give written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts. The failure to give any such notice, with respect to a particular event, within the time frame specified in Section 2.13, shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(a) for amounts accrued or incurred after the date of such notice with respect to such event.

(b) This Section 2.10 shall not apply to Taxes to the extent duplicative of Section 5.04.

SECTION 2.11 Incremental Term Loan.

(a) Subject to the terms and conditions set forth herein, so long as no Default or Event of Default shall have occurred and then be continuing (or would result from the extension of the Incremental Term Loan referred to below) and this Agreement shall be in full force and effect, the Borrower shall have the right, to be exercised not more than once during the period commencing on the Closing Date and ending on the fourth anniversary of the Closing Date, to request additional Indebtedness in the form of an additional term loan hereunder (the “Incremental Term Loan”) in an aggregate amount not to exceed $45,000,000. The following additional terms and conditions shall apply to the Incremental Term Loan:

(i) The Agents and Lenders shall have received a certificate delivered by an Authorized Officer of the Borrower (A) certifying to the Agents and the Lenders that all conditions set forth in this Section 2.11 and Section 7.01 with respect to the Incremental Term Loan have been satisfied and (B) attaching thereto reasonably detailed supporting calculations to evidence pro forma compliance with the covenants set forth in Section 10.13 after giving effect to such Incremental Term Loan.

(ii) The Incremental Term Loan (if any) shall (A) have a final maturity date not earlier than the Maturity Date for the Term Loans, (B) have interest rates no higher than the interest rates in effect with respect to the Term Loan Facility on the Closing Date, (C) have fees payable in connection therewith no higher than the fees payable with respect to the Term Loans, (D) not have warrants issued in connection therewith with a Warrant Value Ratio in excess of the Warrant Value Ratio of the Warrants issued in connection with the Term Loan, and (E) not amortize.

(iii) Except as set forth in clause (i) above, the Incremental Term Loan shall be treated substantially the same as the Term Loans (in each case, including with respect to mandatory and voluntary prepayments, it being understood that mandatory prepayments shall be applied pro rata to the Term Loans and Incremental Term Loan based on the aggregate principal amount of Term Loans and Incremental Term Loan then outstanding and in accordance with the terms of Section 5.02).

(iv) The Incremental Term Loan shall constitute Obligations and rank pari passu in right of payment and security with the Term Loans.

(v) The Incremental Term Loan shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below.

(vi) The Borrower shall, upon the request to any Agent by any Lender, at the Borrower’s own expense, execute and deliver such promissory notes as are necessary to reflect such Lender’s pro rata share of the Incremental Term Loan in a form substantially similar to the Notes.

(vii) To the extent the Incremental Term Loan is made, the conditions to all Loans set forth in Section 7.02 shall have been satisfied.

(b) Participation in the Incremental Term Loan shall be offered first to each of the existing Lenders, but no such Lender shall have any obligation whatsoever to provide all or any portion of the Incremental Term Loan. Each of the then existing Lenders shall have ten (10) Business Days following receipt of a request for an Incremental Term Loan from the Borrower to notify the Borrower of such Lender’s commitment to make such Incremental Term Loan. In the event that the Borrower has not received commitments from the existing Lenders in an amount equal to the requested Incremental Term Loan within such ten (10) Business Day period, then the Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to the Lenders to be joined as parties to this Agreement as Lenders hereunder (each such Lender a “New Lender”) with respect to the portion of such Incremental Term Loan for which commitments from existing Lenders shall have not been obtained within such ten (10) Business Day period by existing Lenders, provided, that each New Lender shall enter into such joinder agreements to give effect thereto as the Lenders, the Agents and the Borrower reasonably may request. The Borrower, each of the Subsidiary Guarantors, the Agents and each Lender shall execute and deliver such agreements, documents and instruments reasonably requested by the Lenders to effectuate the foregoing.

(c) This Section 2.11 shall supersede any provision in Section 2.07 and Section 13.01 to the contrary.

SECTION 2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided, that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 or 5.04.

SECTION 2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10 or 5.04 is given by any Lender more than one hundred twenty (120) days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10 or 5.04, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

ARTICLE III

RESERVED

ARTICLE IV

Fees and Commitment Terminations

SECTION 4.01 Fees. The Borrower agrees to pay to the Agents, all the Fees set forth in the Agent Fee Letter.

SECTION 4.02 Mandatory Termination of Commitments. The Total Term Loan Commitment shall terminate on the earliest of (i) 5:00 p.m. (New York time) on May 16, 2011 and (ii) 5:00 p.m. (New York time) on the Closing Date.

ARTICLE V

Payments

SECTION 5.01 Voluntary Prepayments. The Borrower shall have the right to prepay Term Loans and Incremental Term Loans, in whole or in part from time to time on the following terms and conditions: (a) the Borrower, shall give the Agents written notice (or telephonic notice promptly confirmed in writing) no later than 1:00 p.m. (New York time) at least thirty (30) Business Days prior to the date of such prepayment, which notice shall promptly be transmitted by the Administrative Agent to each of the relevant Lenders, as the case may be, of (i) its intent to make such prepayment, (ii) the amount of such prepayment and (iii) the date of such prepayment; (b) each partial prepayment of (i) any Term Loans or Incremental Term Loans shall be in a multiple of $1,000,000 and in an aggregate principal amount of at least $10,000,000; and (c) if such prepayment is being made prior to the third anniversary of the Closing Date, the Borrower shall pay all interest that would accrue and be payable upon and prior to the third anniversary of the Closing Date (excluding interest which has been paid, in cash or in kind, prior to such prepayment date) if such prepayment had not been made. Any notice of a voluntary prepayment shall be irrevocable and once such notice is delivered to any Agent, the portion of the Loans for which such notice was delivered shall become irrevocably due and payable on the date specified in such notice for such prepayment. Each prepayment in respect of any tranche of Term Loans or Incremental Term Loans pursuant to this Section 5.01 shall be applied ratably to pay the outstanding principal balance of the Term Loans or the Incremental Term Loans, as the case may be.

SECTION 5.02 Mandatory Prepayments.

(a)(i) Upon (x) any Disposition by the Borrower or any of its Subsidiaries of any asset or property (other than any Permitted Disposition of the type described in clauses (1), (2), (3), (4), (5), (7), (8), (11), (14) and (15) of the definition thereof or any Disposition of the type described in clause (y) or (z) of this subclause (i)) which results in the realization by such Person of Net Cash Proceeds in excess of $1,000,000 in the aggregate, (y) any Disposition by the Company or any of its Subsidiaries consisting of a sale of any Non-Primary Product which results in the realization by such Person of Net Cash Proceeds in excess of $1,000,000 in any fiscal year or $3,000,000 in the aggregate, or (z) the Disposition by the Company or any of its Subsidiaries of any Product consisting of outbound licensing arrangements which results in the realization by such Person of Net Cash Proceeds in the form of upfront fees, royalty payments and/or milestone payments in excess of $5,000,000 in any fiscal year or $15,000,000 in the aggregate, the Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from such Disposition, to be applied as set forth in Section 5.02(a)(iii); provided, that the Borrower may, at its option by notice in writing to the Agents on or prior to the Disposition giving rise to such Net Cash Proceeds, within one hundred eighty (180) days after such event, reinvest such Net Cash Proceeds in assets to be used in the business of the Borrower so long as (A) the aggregate amount of Net Cash Proceeds reinvested by the Borrower at any time after the Closing Date pursuant to this clause (a) shall not exceed $5,000,000 in any fiscal year or $15,000,000 in the aggregate from and after the Closing Date and (B) no Default or Event of Default shall have occurred and be continuing, in each case as certified by the Borrower in writing to the Agents. Nothing in this Section 5.02(a) shall be construed to permit or waive any Default or Event of Default arising from any Disposition not permitted under the terms of this Agreement.

(ii) Immediately upon any acceleration of the Maturity Date of any Loans pursuant to Section 11.02, the Borrower shall repay all the Loans, unless only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

(iii) Amounts to be applied in connection with prepayments made pursuant to Section 5.02 shall be applied to the prepayment of the Term Loans and the Incremental Term Loans on a pro rata basis. Each prepayment of the Loans under Section 5.02 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(b) Change of Control Prepayment Offer. (i) Upon the occurrence of a Change of Control, each Lender shall have the right to require the Borrower to prepay all of such Lender’s outstanding Term Loans at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of such repayment.

(ii) Within 2 Business Days following any Change of Control, the Borrower shall provide a written notice to each Lender, with a copy to the Administrative Agent, containing the following information (such notice, a “Change of Control Offer”):

(A) that a Change of Control has occurred and that such Lender has the right to require the Borrower to repay such Lender’s Term Loans at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (such right, the “Change of Control Put”);

(B) the circumstances and relevant facts and financial information regarding such Change of Control;

(C) the repayment date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is given); and

(D) a statement that any Lender wishing to have its Loans repaid pursuant to such Change of Control must comply with Section 5.02(b).

(iii) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

(iv) The Borrower shall prepay in accordance with paragraph (i) above all Term Loans (together with all other amounts referred to in paragraph (i) above) as to which the Change of Control Put shall have been exercised, on the prepayment date specified in the notice referred to in paragraph (ii) above. Notwithstanding the foregoing provisions of this Section, the Borrower shall not be required to provide the notice referred to in paragraph (ii) above or to make the prepayment required under this Section following a Change of Control if a third party provides, on behalf of the Borrower, such notice in the manner, at the times and otherwise in compliance with the requirements set forth in this Section and prepays, on behalf of the Borrower and in accordance with paragraph (i) above, all Term Loans (together with all such other amounts) as to which the Change of Control Put shall have been exercised.

(c) Application of Collateral Proceeds. Notwithstanding anything to the contrary in Section 5.01 or this Section 5.02, all proceeds of Collateral received by the Collateral Agent pursuant to the exercise of remedies against Collateral (subject to adjustments pursuant to any agreements entered into among the Lenders):

(i) first, to pay any costs and expenses of any Agent or any Lender and fees or premium then due to any Agent or any Lender under the Credit Documents, including any indemnities then due to any Agent or any Lender under the Credit Documents, until paid in full,

(ii) second, ratably to pay interest due in respect of the outstanding Term Loans and Incremental Term Loans until paid in full,

(iii) third, ratably to pay the outstanding principal balance of the Term Loans and the Incremental Term Loans, if then due and payable, until paid in full,

(iv) fourth, to pay any other Obligations, if then due and payable, and

(v) fifth, to Borrower or such other Person entitled thereto under Applicable Law.

SECTION 5.03 Payment of Obligations; Method and Place of Payment. (a) The obligations of each Borrower hereunder and under each other Credit Document are not subject to counterclaim, set-off, rights of rescission, or any other defense. Subject to Section 5.04, and except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, rights of rescission, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Secured Parties entitled thereto, not later than 2:00 p.m. (New York time) on the date when due and shall be made in immediately available funds in Dollars to the Administrative Agent. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time), on such day) like funds relating to the payment of principal or interest or Fees ratably to the Secured Parties entitled thereto.

(b) For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York time), shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall continue to accrue during such extension at the applicable rate in effect immediately prior to such extension.

SECTION 5.04 Net Payments. (a) Subject to the following sentence, all payments made by or on behalf of the Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future Taxes (including Other Taxes) other than Excluded Taxes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable under this Agreement, the Borrower shall increase the amounts payable to such Agent or such Lender to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes, including any such Non-Excluded Taxes imposed on additional amounts payable hereunder) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Secured Party, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest, costs or penalties that may become payable by any Agent or any Lender as a result of any such failure. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. The agreements in this Section 5.04(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) Each Lender that is not organized under the laws of the United States of America or any state thereof (a “Non-U.S. Lender”) shall:

(i) deliver to the Borrower and the Administrative Agent two copies of either (A) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), or (B) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement;

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender; and

(iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent, unless in any such case any change in Applicable Laws has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent, in which case such Lender shall not be required to provide any form under subparagraphs (i) or (ii) above. Each Person that shall become a Participant pursuant to Section 13.06 or a Lender pursuant to Section 13.06 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.04(b) or (c), as applicable; provided, that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased. Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(c) Each Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate; provided, that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(d) The Borrower shall indemnify the Agent and each Lender within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes paid by the Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest, additions to tax and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(e) If any Lender or any Agent determines, in its sole discretion, that it has received a refund of a tax for which an additional payment has been made by the Borrower pursuant to this Section 5.04 or Section 13.05 of this Agreement, then such Lender or such Agent, as the case may be, shall reimburse the Borrower for such amount (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.04 and Section 13.05 with respect to the tax giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender (including any Taxes imposed on the receipt of such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 5.05 Computations of Interest. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 365 (or 366 as appropriate) days. Payments due on a day that is not a Business Day shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

ARTICLE VI

Conditions Precedent to Initial Credit Extension

The occurrence of the initial Credit Extension is subject to the satisfaction of each of the following conditions precedent on or before the earlier of (a) May 16, 2011 and (b) the date specified for such condition:

SECTION 6.01 Delivery of Documents.

(a) Credit Documents. The Administrative Agent shall have received the following documents, duly executed by an Authorized Officer of each Credit Party and each other relevant party:

(i) this Agreement;

(ii) the Agent Fee Letter;

(iii) the Fee Letter;

(iv) the Subsidiary Guarantee;

(v) the Intercompany Subordination Agreement;

(vi) the Notice of Borrowing, reasonably satisfactory to the Administrative Agent and the Required Lenders;

(vii) the Security Pledge Agreement;

(viii) the IP Security Agreements;

(ix) the Notes.

(b) Equity Documents. The Administrative Agent shall have received the following documents, duly executed, adopted or filed, as the case may be, by an Authorized Officer of each Credit Party and each other relevant party:

(i) the Warrants;

(ii) the Warrant Purchase Agreement;

(iii) the Stockholders’ Agreement;

(iv) the Investor Rights Agreement;

(v) the Amended Certificate of Incorporation; and

(vi) the Amended By-Laws.

SECTION 6.02 Collateral.

(a) All Equity Interests of each Domestic Subsidiary of each Credit Party shall have been pledged pursuant to the Security Pledge Agreement and the Collateral Agent shall have received all certificates representing such securities pledged under the Security Pledge Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b) All Indebtedness of the Credit Parties and each of their respective Subsidiaries that is owing to any other Credit Party shall be evidenced by one or more promissory notes and shall have been pledged pursuant to the Security Pledge Agreement, and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

(c) All other Indebtedness owed to any of the Credit Parties that is evidenced by one or more promissory notes shall have been pledged pursuant to the Security Pledge Agreement, and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

(d) The Collateral Agent shall have received the results of a search of the UCC filings (or equivalent filings), in addition to tax Lien, judgment Lien, bankruptcy and litigation searches made with respect to each Credit Party, together with copies of the financing statements and other filings (or similar documents) disclosed by such searches, and accompanied by evidence satisfactory to the Collateral Agent and the Required Lenders that the Liens indicated in any such financing statement and other filings (or similar document) are Permitted Liens or which has been released or discharged or will be released or discharged pursuant to the Plan of Reorganization.

(e) The Collateral Agent shall have received UCC financing statements in appropriate form for filing under the UCC to perfect the Collateral Agent’s Liens in and to the Collateral.

(f) Reserved.

SECTION 6.03 Legal Opinions. The Agents shall have received the executed legal opinion of [Foley & Lardner LLP], counsel to the Credit Parties, which opinion shall be addressed to the Agents and the Lenders and shall be limited to matters relating to the corporate existence and authority of the Credit Parties, the Credit Parties due authorization, valid execution and delivery of the Credit Documents, the enforceability of the Credit Documents against the Credit Parties, the absence of any violation of New York and federal laws arising out of the execution of the Credit Documents by the Credit Parties and the creation, attachment and perfection of the Collateral Agent’s Liens in and to the Collateral, in each case, subject to customary qualifications and exceptions.

SECTION 6.04 Transactions. The Transactions shall have been consummated in accordance with the terms of the Transaction Documents.

SECTION 6.05 Secretary’s Certificates. The Administrative Agent shall have received a certificate for each Credit Party, dated the Closing Date, duly executed and delivered by such Credit Party’s secretary or assistant secretary, managing member or general partner, or other appropriate officer, as applicable, as to:

(a) resolutions of each such Person’s board of managers/directors (or other managing body, in the case of a Person that is not a corporation) then in full force and effect expressly and specifically authorizing, to the extent relevant, all aspects of the Credit Documents and the other Transaction Documents applicable to such Person and the execution, delivery and performance of each Credit Document and Transaction Document, in each case, to be executed by such Person;

(b) the incumbency and signatures of its Authorized Officers and any other of its officers, managing member or general partner, as applicable, authorized to act with respect to each Credit Document and the Transaction Documents to be executed by such Person; and

(c) each such Person’s Organization Documents, as amended, modified or supplemented as of Closing Date, certified by the appropriate officer or official body of the jurisdiction of organization of such Person, which certificates shall provide that each Secured Party may conclusively rely thereon until it shall have received a further certificate of the secretary, assistant secretary, managing member or general partner, or other appropriate officer, as applicable, of any such Person canceling or amending the prior certificate of such Person as provided in Section 9.01.

SECTION 6.06 Reserved.

SECTION 6.07 Other Documents and Certificates. The Administrative Agent shall have received the following documents and certificates, each of which shall be dated the

Closing Date and properly executed by an Authorized Officer of each applicable Credit Party, in form and substance reasonably satisfactory to the Administrative Agent, the Required Lenders and its legal counsel:

(a) a Perfection Certificate of each Credit Party; and

(b)(i) certificates of good standing with respect to each Credit Party, each dated within a recent date prior to the Closing Date, such certificates to be issued by the appropriate officer or official body of the jurisdiction of organization of such Credit Party, which certificate shall indicate that such Credit Party is in good standing in such jurisdiction, and (ii) certificates of good standing with respect to each Credit Party, each dated within a recent date prior to the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which the failure of such Credit Party to be duly qualified or licensed would constitute a Closing Date Material Adverse Effect, which certificate shall indicate that such Credit Party is in good standing in such jurisdictions.

SECTION 6.08 Reserved.

SECTION 6.09 Financial Information. The Administrative Agent shall have received a certificate, dated the Closing Date and properly executed by an Authorized Officer of the Borrower, attaching a detailed sources and uses statement which reflects (i) the sources of all funds to be used by the Credit Parties to consummate the Transactions and to pay all transaction expenses incurred in connection therewith (including the fees, costs and expenses due and payable pursuant to the Agent Fee Letter, the Fee Letter, Sections 4.01 and 13.05) and (ii) all uses of such funds.

SECTION 6.10 Insurance. The Collateral Agent shall have received a certificate of insurance, together with the endorsements thereto, in each case, as to the insurance required by Section 9.03, in customary form and substance.

SECTION 6.11 Payment of Outstanding Indebtedness. (a) On the Closing Date, the Credit Parties and each of their respective Subsidiaries shall have no outstanding Indebtedness other than the Loans hereunder, and the Collateral Agent shall have received copies of all documentation and instruments evidencing the discharge of all Indebtedness paid off in connection with the Transactions, including the DIP Facility, and the transactions contemplated by this Agreement, and (b) all Liens (other than Permitted Liens) securing payment of any such Indebtedness shall have been released and the Collateral Agent shall have received pay-off letters and all form UCC-3 termination statements and other instruments as may be reasonably requested by Collateral Agent or the Required Lenders in connection therewith.

SECTION 6.12 Closing Date Material Adverse Effect. There has been no Closing Date Material Adverse Effect since September 30, 2010.

SECTION 6.13 Fees and Expenses. Each of the Agents and each Lender shall have received, for its own respective account, (a) all fees and expenses due and payable to such Person under the Agent Fee Letter and the Fee Letter, and (b) the reasonable fees, costs and expenses due and payable to such Person pursuant Sections 4.01 and 13.05 (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented prior to the Closing Date.

SECTION 6.14 Patriot Act Compliance and Reference Checks. Collateral Agent shall have received completed reference checks with respect to each Credit Party’s senior management, and any required Patriot Act compliance, the results of which are satisfactory to the Agents and the Lenders in each of their sole discretion.4

SECTION 6.15 Material Contracts. Administrative Agent shall have received copies of each Material Contract, together with a certificate of an Authorized Officer of the Borrower certifying each such document as being a true, correct, and complete copy thereof.

SECTION 6.16 No Adverse Actions. No injunction or judgment has been entered into prohibiting the Transactions.

SECTION 6.17 Bankruptcy Case Conditions.

(a) The Borrower shall have obtained a determination by vote of its Board of Directors that the Restructuring Transaction is more favorable to the Borrower than the transactions contemplated by the Investment Agreement, dated as of December 9, 2010 (as amended from time to time, the “Savitr Investment Agreement”), between the Borrower and Savitr Capital LLC, no later than 4:00 p.m. (New York time) on March 1, 2011.

(b) The Borrower shall have terminated the Savitr Investment Agreement, providing all appropriate notices thereunder, and withdrawn any disclosure statement and plan of reorganization filed with the Bankruptcy Court in connection therewith, no later than 12:00 p.m. (New York time) on March 2, 2011.

(c) The Borrower shall have obtained entry by the Bankruptcy Court of a final order, in form and substance reasonably satisfactory to the Required Lenders, authorizing the use of the cash collateral of the Bondholders, no later than March 4, 2011.

(d) The Borrower shall have filed each of the following no later than March 7, 2011 (i) the Plan of Reorganization, (ii) the Plan Support Agreement and (iii) the Disclosure Statement.

(e) The Borrower shall have obtained entry by the Bankruptcy Court of an order, in form and substance reasonably satisfactory to the Required Lenders, approving the Plan Support Agreement, no later than March 15, 2011 or such other date as closely proximate thereto as possible that can be obtained from the Bankruptcy Court.

(f) No later than March 15, 2011, the Borrower shall have (x) commenced legal proceedings confirming the proper termination of (i) the Territory License Agreement, dated September 1, 2009, between the Borrower and BioMedica, and (ii) the Supply Agreement, dated October 19, 2009, between the Borrower and BioMedica (in each case, with effect as if terminated prepetition) and (y) filed an objection to all claims by BioMedica.

[4]	To be deleted once completed by the Lenders.

(g) Within seven days of the request of the Required Consenting Bondholders, the Borrower shall have filed a motion with the Bankruptcy Court seeking entry of an order rejecting the Facility Setup and Contract Manufacturing Agreement, dated October 20, 2009, between the Borrower and Eckert & Ziegler Nuclitec GmbH.

(h) Within seven days of the request of the Required Consenting Bondholders, the Borrower shall have filed a motion with the Bankruptcy Court seeking to restrict trading of Equity Interests in the Borrower to the extent necessary to preserve the value of the Borrower’s net operating losses.

(i) The Borrower shall have obtained entry by the Bankruptcy Court of an order, in form and substance reasonably satisfactory to the Required Lenders, approving the adequacy of the Disclosure Statement, no later than March 22, 2011 or such other date as closely proximate thereto as possible that can be obtained from the Bankruptcy Court.

(j) Any amendment, modification or supplement to the Plan Documentation shall be on terms and conditions satisfactory to the Required Lenders and all Plan Documentation to be executed, delivered or filed pursuant to the Plan of Reorganization shall be in form and substance acceptable to the Required Lenders and such Plan Documentation shall have been executed, delivered or filed, as the case may be.

(k)(i) The Plan or Reorganization shall have been confirmed by the Bankruptcy Court pursuant to a final confirmation order no later than May 2, 2011 (or such other date as closely proximate thereto as possible that can be obtained from the Bankruptcy Court), in form and substance satisfactory to the Required Lenders (the “Confirmation Order”), including, without limitation, providing for (A) approval of the execution of this Agreement and all other Credit Documents by the Borrower, (B) approval of the indemnification provisions contained in this Agreement, including the Borrower’s obligation to pay the Agents’ and Lenders’ reasonable costs and expenses (including professional fees and expenses of counsel, consultants and other experts) and (C) indefeasible payment in full in cash of all amounts due under the DIP Facility; (ii) the Confirmation Order shall not be subject to a stay or injunction, nor shall it have been modified or vacated on appeal and, unless otherwise agreed to by the Required Lenders, at least 13 days shall have passed since the entry of the Confirmation Order; (iii) all conditions precedent to the effectiveness of the Plan of Reorganization shall have been satisfied (or, with the prior written consent of the Required Lenders, waived) in the reasonable judgment of the Required Lenders and (iv) except as consented to by the Required Lenders, the Bankruptcy Court’s retention of jurisdiction under the Confirmation Order shall not govern the enforcement of the Credit Documents or any rights or remedies related thereto.

(l) The effective date of the Plan of Reorganization shall have occurred no later than May 16, 2011.

(m) All Indebtedness and other claims against the Borrower existing as of the Filing Date shall have been discharged except as provided for in the Plan of Reorganization.

(n) A new Board of Directors shall have been elected by the shareholders of the Borrower or be appointed pursuant to the Plan of Reorganization.

ARTICLE VII

Additional Conditions Precedent

SECTION 7.01 Conditions Precedent to all Credit Extensions.

(a) No Default; Representations and Warranties. The agreement of each Lender to make any Loan requested to be made by it on any date is subject to the satisfaction of the condition precedent that at the time of each such Credit Extension and also after giving effect thereto, and in the case of the Credit Extensions on the Closing Date, both before and after giving effect to the consummation of the Transactions: (a) no Default or Event of Default shall have occurred and be continuing, (b) all representations and warranties made by each Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except in the case of the initial Credit Extensions to occur on the Closing Date, in which case all representations and warranties made by each Credit Party contained herein or in the other Credit Documents shall be true and correct in all respects (provided, that (i) with respect to the perfection of security interests in UCC Filing Collateral and IP Filings, the sole obligation of the Credit Parties shall be to deliver, or cause to be delivered, necessary UCC financing statements and the IP Security Agreement to the Collateral Agent or irrevocably authorize and cause the Credit Parties to irrevocably authorize the Collateral Agent to file necessary UCC financing statements and the IP Security Agreements, (ii) with respect to perfection of security interests in Stock Certificates, the sole obligation of the Credit Parties shall be to deliver, or cause to be delivered, to the Collateral Agent Stock Certificates together with undated stock powers executed in blank, and (iii) other than with respect to any UCC Filing Collateral, Stock Certificates and IP Filings, to the extent any Collateral is not provided on the Closing Date after the use by the Credit Parties of commercially reasonable efforts to do so, such Collateral may be delivered after the Closing Date pursuant to arrangements and timing as set forth in this Agreement or reasonably satisfactory to the Collateral Agent)), in each case, with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided, that any representation or warranty that is qualified as to “materiality”, “Closing Date Material Adverse Effect”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates and (c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, such Credit Extension shall have been issued and remain in force by any Governmental Authority against the Borrower, any Agent or any Lender. The acceptance of the benefits of each Credit Extension shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

(b) Notice of Borrowing. Prior to the making of the Term Loans and the Incremental Term Loans, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.03.

ARTICLE VIII

Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement and make the Loans as provided for herein, the Credit Parties make the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit:

SECTION 8.01 Corporate Status. Each Credit Party (a) is a duly organized or formed and validly existing corporation or other registered entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it does business or owns assets, except where the failure to be so qualified could not reasonably be expected to result in a Closing Date Material Adverse Effect.

SECTION 8.02 Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered the Credit Documents and each other Transaction Document to which it is a party and such Transaction Documents constitute the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

SECTION 8.03 No Violation. None of (a) the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party and compliance with the terms and provisions thereof, (b) the consummation of the Transactions, or (c) the consummation of the other transactions contemplated hereby or thereby on the relevant dates therefor will (i) contravene any applicable provision of any material Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party (other than Liens created under the Credit Documents) pursuant to, (A) the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust, or (B) any other material Contractual Obligation, in the case of either clause (A) and (B) to which any Credit Party is a party or by which it or any of its property or assets is bound or (iii) violate any provision of the Organization Documents of any Credit Party, except with respect to any conflict, breach or contravention or default (but not creation of Liens) referred to in clauses (i) and (ii) of this Section 8.03, to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Closing Date Material Adverse Effect.

SECTION 8.04 Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of any Credit Party, threatened, litigation, action, proceeding or labor controversy (including without limitation, strikes, lockouts or slowdowns against the Credit Parties or any of their respective Subsidiaries pending or, to the knowledge of any Credit Party, threatened) (a) except as disclosed in Schedule 8.04 and other matters that could not reasonably be expected to have a Closing Date Material Adverse Effect, or (b) which purports to affect the legality, validity or enforceability of any Credit Document, any Transaction Document or the Transactions.

SECTION 8.05 Use of Proceeds; Regulations U and X. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 9.12. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extension will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with Regulation U or Regulation X.

SECTION 8.06 Approvals, Consents, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person, and no consent or approval under any contract or instrument (other than (a) those that have been duly obtained or made and which are in full force and effect, or if not obtained or made, individually or in the aggregate, could not reasonably be expected to have a Closing Date Material Adverse Effect and (b) the filing of UCC financing statements and other equivalent filings for foreign jurisdictions) is required for the consummation of the Transactions or the due execution, delivery or performance by any Credit Party of any Credit Document to which it is a party, or for the due execution, delivery or performance of the Transaction Documents, in each case by any of the parties thereto. There does not exist any judgment, order, injunction or other judicial restraint prohibiting the transactions contemplated by the Transaction Documents, the consummation of the Transactions, the making of any Credit Extension or the performance by the Credit Parties or any of their respective Subsidiaries of their Obligations under the Credit Documents.

SECTION 8.07 Investment Company Act. No Credit Party is, or will be after giving effect to the Transactions and the transactions contemplated under the Credit Documents, an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

SECTION 8.08 Accuracy of Information. To the best knowledge of the Credit Parties, none of the factual information and data (taken as a whole) solely with respect to the Credit Parties or any of their respective Subsidiaries which was at any time furnished by any Credit Party, any of their respective Subsidiaries or any of their respective authorized representatives in writing to any Agent or any Lender (including all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any of the Transactions contains any untrue statement of a material fact or omits to state any material fact necessary to make such information and data (taken as a whole) not materially misleading, in each case, at the time such information was provided in light of the circumstances under which such information or data was furnished.

SECTION 8.09 Financial Condition; Financial Statements. All of the balance sheets, all statements of income and of cash flow and all other financial information furnished pursuant to Section 9.01 have been and will for all periods following the Closing Date be prepared in accordance with GAAP consistently applied. All of the financial information to be furnished pursuant to Section 9.01 will present fairly in all material respects the financial position and results of operations of the Borrower and its Subsidiaries at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year end audit adjustments and to the absence of footnotes. None of the Credit Parties nor any of their respective Subsidiaries has any Indebtedness or other material obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 8.25, (ii) obligations arising under this Agreement, the other Credit Documents and (iii) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or could reasonably be expected to have, a Closing Date Material Adverse Effect.

SECTION 8.10 Tax Returns and Payments. Each Credit Party has filed all applicable federal and state income Tax returns and all other material Tax returns, domestic and foreign, required to be filed by them and has paid all material Taxes and assessments payable by them that have become due, other than those not yet delinquent or contested in good faith by appropriate proceedings with respect to which such Credit Party has maintained adequate reserves in accordance with GAAP. Each Credit Party and its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of the Credit Parties) in accordance with GAAP for the payment of, all applicable material federal, state and foreign income Taxes applicable for all prior fiscal years and for the current fiscal year. No Tax Lien has been filed, and, to the knowledge of any Credit Party, no material claim is being asserted, with respect to any such Tax, fee, or other charge.

SECTION 8.11 Compliance with ERISA. Each Plan is in compliance with ERISA, the Code and any Applicable Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; each Plan that is intended to quality under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service for all required amendments regarding its qualification thereunder that considers the law changes incorporated in the plan sponsor’s most recently expired remedial amendment cycle determined under the provisions of Rev. Proc. 2007-44, and nothing has occurred subsequent to the issuance of such termination letter which would prevent, or cause the loss of, such qualification; no Plan is insolvent or in reorganization or in endangered or critical status within the meaning of Section 432 of the Code or Section 4241 or 4245 of Title IV of ERISA (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate; no Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); no Plan (other than a Multiemployer Plan) has failed to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA), (or is reasonably likely to do so); no failure to make any required installment under Section 430(j) of the Code with respect to any Plan or to make any required contribution to a Multiemployer Plan when due has occurred; none of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate has incurred (or is reasonably expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate; and no Lien imposed under the Code or ERISA on the assets of any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate exists (or is reasonably likely to exist) nor have the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate been notified in writing that such a Lien will be imposed on the assets of any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Closing Date Material Adverse Effect. No Plan (other than a Multiemployer Plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Closing Date Material Adverse Effect. No employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA of any Credit Party or any of their respective Subsidiaries, provides benefit coverage subsequent to termination of employment except as required by Title I, Part 6 of ERISA or applicable state insurance laws. No liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA has been, or is reasonably expected to be, incurred. With respect to any Plan that is a Multiemployer Plan, the representations and warranties in this Section 8.11, other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Credit Parties.

SECTION 8.12 Subsidiaries. None of the Credit Parties has any Subsidiaries other than the Subsidiaries listed on Schedule 8.12. Schedule 8.12 describes the direct and indirect ownership interest of each of the Credit Parties in each Subsidiary.

SECTION 8.13 Intellectual Property; Licenses, etc. Except to the extent that it could not reasonably be expected to have a Closing Date Material Adverse Effect, each Credit Party owns, or possesses the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of each such Credit Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed by such Credit Party infringes upon any rights held by any other Person. Except as specifically set forth on Schedule 8.04 and as could not reasonably be expected to have a Closing Date Material Adverse Effect, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of such Credit Party threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of such Credit Party proposed.

SECTION 8.14 Environmental Warranties. (a) Except as could not reasonably be expected to have a Closing Date Material Adverse Effect, (i) the Credit Parties and each of their respective Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Credit Parties or such Subsidiary, as the case may be, are currently doing business

(including having obtained all material permits required under Environmental Laws) and (ii) none of the Credit Parties or any of their respective Subsidiaries has become subject to any pending or, to the knowledge of such Credit Party, threatened Environmental Claim or any other liability under any Environmental Law.

(b) None of the Credit Parties or any of their respective Subsidiaries has treated, stored, transported, released or disposed of Hazardous Materials at or from any currently or formerly owned Real Property or facility relating to its business in a manner that could reasonably be expected to have a Closing Date Material Adverse Effect.

SECTION 8.15 Ownership of Properties. Set forth on Schedule 8.15 is a list of all of the Real Property owned or leased by any of the Credit Parties or their respective Subsidiaries, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessor and the location of the respective property. Each Credit Party owns (a) in the case of owned Real Property, good, indefeasible and marketable fee simple title to such Real Property, (b) in the case of owned personal property, good and valid title to such personal property, and (c) in the case of leased Real Property or personal property, valid, subsisting, marketable, insurable and enforceable (except as may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws applicable to creditors’ rights generally and by generally applicable equitable principles, whether considered in an action at law or in equity) leasehold interests (as the case may be) in such leased property, in each case, free and clear in each case of all Liens or claims, except for Permitted Liens.

SECTION 8.16 Reserved.

SECTION 8.17 Reserved.

SECTION 8.18 Security Documents. The Security Pledge Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority (subject only to Permitted Liens which, pursuant to the terms of this Agreement, are permitted to have priority over Collateral Agent’s Liens thereon) security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Security Pledge Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Pledge Agreement, when financing statements and other filings specified on Schedule 8.18 in appropriate form are filed in the offices specified on Schedule 8.18, the Security Pledge Agreement shall constitute a fully perfected Lien on, and first priority (subject only to Permitted Liens which, pursuant to the terms of this Agreement, are permitted to have priority over Collateral Agent’s Liens thereon) security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof, to the extent such proceeds can be protected by a filing, as security for the Obligations.

SECTION 8.19 Compliance with Laws; Authorizations. Each Credit Party and each of its Subsidiaries (a) is in compliance with all Applicable Laws and (b) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except, in each case, to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Closing Date Material Adverse Effect. No Credit Party has

received any notice to the effect that its operations are not in material compliance with any Environmental Law or are the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release.

SECTION 8.20 No Closing Date Material Adverse Effect. Since September 30, 2010, there has been no Closing Date Material Adverse Effect, and there has been no circumstance, event or occurrence, and no fact is known to the Credit Parties that could reasonably be expected to result in a Closing Date Material Adverse Effect.

SECTION 8.21 Contractual or Other Restrictions. Other than the Credit Documents, as set forth in Schedule 8.21 and to the extent permitted by Section10.10, no Credit Party or any of its Subsidiaries is a party to any agreement or arrangement or subject to any Applicable Law that limits its ability to pay dividends to, or otherwise make Investments in or other payments to any Credit Party, that limits its ability to grant Liens in favor of the Collateral Agent or that otherwise limits its ability to perform the terms of the Credit Documents.

SECTION 8.22 Reserved.

SECTION 8.23 Reserved.

SECTION 8.24 Insurance. The properties of each Credit Party are insured with financially sound and reputable insurance companies not Affiliates of any Credit Party against loss and damage in such amounts, with such deductibles and covering such risks as are customarily carried by Persons of comparable size and of established reputation engaged in the same or similar businesses and owning similar properties in the general locations where such Credit Party operates, in each case as described on Schedule 8.24. To the best knowledge of the Credit Parties, all premiums with respect thereto that are due and payable have been duly paid and no Credit Party is aware of any notice of violation or cancellation thereof and each Credit Party has complied in all material respects with the requirements of such policy.

SECTION 8.25 Evidence of Other Indebtedness. Schedule 8.25 is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, any Credit Party outstanding on the Closing Date which will remain outstanding after the Closing Date (other than this Agreement and the other Credit Documents), in each case, in excess of $50,000 and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement as of the Closing Date is correctly described in Schedule 8.25.

SECTION 8.26 Deposit Accounts and Securities Accounts. Set forth in Schedule 8.26 is a list of all of the deposit accounts and securities accounts of each Credit Party, including, with respect to each bank or securities intermediary at which such accounts are maintained by such Credit Party (a) the name and location of such Person and (b) the account numbers of the deposit accounts or securities accounts maintained with such Person.

SECTION 8.27 Absence of any Undisclosed Liabilities. There are no material liabilities of any Credit Party of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any such liabilities, other than those liabilities provided for or disclosed in the most recently delivered financial statements pursuant to Section 9.01.

ARTICLE IX

Affirmative Covenants

The Credit Parties hereby covenant and agree that on the Closing Date and thereafter, until the Total Commitments and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than Unasserted Contingent Obligations) are paid in full in accordance with the terms of this Agreement:

SECTION 9.01 Financial Information, Reports, Notices and Information. The Borrower will furnish each Agent and each Lender copies of the following financial statements, reports, notices and information:

(a) Annual Financials. As soon as available, but in any event within 120 days (or such earlier date on which the Borrower is required to file a Form 10-K under the Exchange Act, if applicable) after the end of each fiscal year of the Borrower, beginning with the fiscal year ended December 31, 2011, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated and consolidating statements of income, cash flows and shareholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, with such consolidated statements to be audited and accompanied by (i) a report and opinion of the Borrower’s independent certified public accountants of recognized national standing (which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable securities laws and (for periods beginning after the date hereof) shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower as of the dates and for the periods specified in accordance with GAAP and (ii) if, and only if, the Borrower is required to comply with the internal control provisions pursuant to Section 404 of Sarbanes-Oxley, an attestation report of such public accounting firm as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley attesting that such internal controls meet the requirements of Sarbanes-Oxley, and such consolidating financial statements to be certified by a Financial Officer of the Borrower as fairly presenting the consolidating financial condition of the Borrower and its Subsidiaries, along with a certification that no Default then exists;

(b) Quarterly Financials. As soon as available, but in any event within 60 days (or such earlier date on which the Borrower is required to file a Form 10-Q under the Exchange Act, if applicable) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, beginning with the fiscal quarter ended [            ], 2011, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income, cash flows and shareholders’ equity for such fiscal quarter and for the then elapsed portion of the Borrower’s fiscal year, setting forth in each case in comparative form the figures for the comparable periods in the previous fiscal year, all prepared in accordance with GAAP, such consolidated and consolidating statements to be certified by a Financial Officer of the Borrower as fairly presenting, in all material respects, the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments and the absence of footnotes, along with a certification that no Default then exists;

(c) Monthly Financials. As soon as available, but in any event within 30 days after the end of each fiscal month (or 45 days after the end of any month ending a fiscal quarter) of each fiscal year of the Borrower, beginning with the fiscal month ended [            ], 2011, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income, cash flows and shareholders’ equity for such fiscal month and for the then elapsed portion of the Borrower’s fiscal year, setting forth in each case in comparative form the figures for the comparable periods in the previous fiscal year, all prepared in accordance with GAAP, such consolidated and consolidating statements to be certified by a Financial Officer of the Borrower as fairly presenting, in all material respects, the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments and the absence of footnotes, along with a certification that no Default then exists;

(d) Annual Business Plan. Substantially concurrent with delivery to the Borrower’s Board of Directors, a copy of the Borrower’s annual business plan, together with any and all supporting information, such as operating budget and projections, prepared by the management of the Borrower in the same form as provided to the Borrower’s Board of Directors;

(e) Certificates; Other Information. The following additional items:

(i) concurrently with the delivery of the financial statements referred to in subsections (a) and (b), beginning with the fiscal quarter ended [            ], 2011, (x) an Officer’s Certificate certifying as to the Working Capital at such time and (y) an Officers’ Certificate certifying that (A) a review of the activities of the Borrower and its Subsidiaries during the preceding fiscal year has been made under the supervision of each Authorized Officer signing such certificate with a view to determining whether the Borrower and its Subsidiaries have kept, observed, performed and fulfilled their obligations under this Agreement and the other Credit Documents, (B) the representations and warranties of the Borrower and each of its Subsidiaries contained in any Credit Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the date of such certificate, except to the extent that such representations and warranties specifically refer to an earlier date, if such date occurs after the date hereof, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 9.01(e)(i), the representations and warranties relating to financial statements shall be deemed to refer to the most recent financial statements furnished pursuant to

Section 9.01(a) and Section 9.01(b), respectively, (C) to the best of each such Authorized Officer’s actual knowledge the Borrower and its Subsidiaries during such preceding fiscal year have kept, observed, performed and fulfilled each and every condition and covenant under this Agreement and the other Credit Documents and at the date of such certificate there is no Default or Event of Default that has occurred and is continuing or, if either such Authorized Officer does know of such Default or Event of Default, such Authorized Officer shall include in such certificate a description of the Default or Event of Default and its status with particularity and (D) including a written supplement substantially in the form of Schedules 1-5, as applicable, to the Security Pledge Agreement with respect to any additional assets and property acquired by any Credit Party after the date hereof, all in reasonable detail;

(ii) concurrently with the delivery of the financial statements referred to in subsections (b) and (c), a report summarizing the progress and status of each Product’s development program;

(iii) during any Default, promptly upon the reasonable request by any Agent, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee thereof) of the Borrower or any of its Subsidiaries by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiaries, or any audit of any of them;

(iv) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the Borrower or the stockholders of the Borrower, and copies of all periodic and other reports, registration statements and other materials filed by the Borrower or any of its Subsidiaries with the SEC, any national securities exchange, or any Governmental Authority or securities exchange in any applicable non-U.S jurisdiction, and in any case not otherwise required to be delivered to the Agents pursuant hereto;

(v) not later than five Business Days after receipt thereof by the Borrower or any of its Subsidiaries, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit agreement regarding or related to any breach or default by any party thereto or any other event that could reasonably be expected to have a Material Adverse Effect and, after any Default, promptly upon request by any Agent, such information and reports regarding such instruments, indentures and loan and credit agreements as any Agent may reasonably request; and

(vi) not later than five Business Days after the Borrower becomes aware of the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Claim that could reasonably be expected to have a Material Adverse Effect;

(f) Forecasts. Substantially concurrent with delivery to the Borrower’s Board of Directors, any forecasts or any material revisions thereof prepared by the Borrower, in the form provided to the Borrower’s Board of Directors;

(g) Operating Budget. Substantially concurrent with delivery to the Borrower’s Board of Directors, an annual operating budget for the Borrower and its Subsidiaries in the form provided to the Borrower’s Board of Directors, accompanied by a statement of a Financial Officer of the Borrower to the effect that the budget of the Borrower and its Subsidiaries is based upon assumptions believed to be reasonable for the periods covered thereby, along with a certification that no Default then exists;

(h) Management Letters. Promptly upon, and in any event within three (3) Business Days after, receipt thereof, copies of all “management letters” submitted to the Borrower or any of its Subsidiaries by the independent public accountants referred to in Section 9.01(a) in connection with each audit made by such accountants;

(i) Corporate Information. Promptly upon, and in any event within three (3) Business Days after, becoming aware of any additional corporate or limited liability company information of the type delivered pursuant to Section 6.05, or of any change to such information delivered on or prior to the Closing Date or pursuant to this Section 9.01 or otherwise under the Credit Documents, a certificate, certified to the extent of any change from a prior certification, from the secretary, assistant secretary, managing member or general partner of such Credit Party notifying the Collateral Agent of such information or change and attaching thereto any relevant documentation in connection therewith;

(j) Insurance Report. Substantially concurrently with the delivery of the financial statements provided for in Section 9.01(a), a report of a reputable insurance broker with respect to insurance policies maintained by the Credit Parties, as any Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time; and

(k) Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of the Borrower or any of its Subsidiaries, or compliance with the terms of the Credit Documents, as any Agent or any Lender may from time to time reasonably request.

Unless otherwise directed by any of the Lenders and the Agents (collectively, the “Recipients”) the Borrower shall deliver to the Recipients the information and materials (collectively, the “Materials”) required to be delivered pursuant to this Section 9.01 by electronic mail (“E-Mail”) to E-Mail addresses supplied to the Borrower by such Recipients. The Borrower acknowledges and agrees that certain of the Recipients may be “public-side” Recipients (i.e., Persons that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Recipient”). The Borrower shall identify that portion of the Materials that may be distributed to the Public Recipients and that (w) all such Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page or in the “subject” line thereof; (x) by marking Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Recipients to treat such Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Materials “PUBLIC”.

Delivery of such reports, information and documents to the Agents shall be for informational purposes only and the Agents’ receipt thereof shall not, in the absence of gross negligence, bad faith or willful misconduct on its part, constitute constructive notice of any information contained therein or determinable from information contained therein, including compliance by the Borrower or any Subsidiary Guarantor with any covenant hereunder (as to which the Agents are entitled to rely exclusively on Officers’ Certificates).

(l) Notices. The Borrower shall promptly, and in any event within three Business Days after the Borrower becomes aware thereof (or, in the exercise of prudent business practices, should have become aware thereof), notify the Agents and the Lenders in writing of:

(i) the occurrence of any Default;

(ii) any matter or development that has resulted or could reasonably be expected to result in a Material Adverse Effect, including if reasonably expected to result in a Material Adverse Effect (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any of its Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable Environmental Laws;

(iii) the occurrence of any ERISA Event;

(iv) any change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries, which results in a material change in its financial results or affects the computation of any financial ratio or requirement set forth in any Credit Document; and

(v) the occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment of the Obligations pursuant to Section 5.02(a)(i).

Each notice pursuant to Section 9.01(l)(i), (ii), (iii), (iv) or (v) shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower and its Subsidiaries, as applicable, have taken and/or propose to take with respect thereto. Each notice pursuant to Section 9.01(l)(i) shall describe with particularity any and all provisions of this Agreement and any other Credit Document that have been breached.

SECTION 9.02 Books, Records and Inspections. (a) The Borrower shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied and all requirements of Law shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

(b) The Borrower shall, and shall cause each of its Subsidiaries to, permit representatives and independent contractors of the Collateral Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances, accounts and condition with its directors, officers, employees and advisors (including independent public accountants), all at the expense of the Borrower and at reasonable times during normal business hours and upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Collateral Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and as often as may be desired and without advance notice.

SECTION 9.03 Maintenance of Insurance. (a) The Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. All such insurance shall (a) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (b) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, and (c) include a breach of warranty clause (provided that this clause (b) shall not be violated if the Borrower has not been able to include a breach of warranty clause after the use of commercially reasonable efforts).

(b) Within forty-five (45) days after the Closing Date, the Credit Parties shall have delivered to the Collateral Agent copies of each insurance policy (or binders in respect in thereof), in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders.

SECTION 9.04 Payment of Material Obligations, Liabilities, Taxes and Other Claims. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including, in any event, (a) all tax liabilities, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness (other than the Obligations), as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

SECTION 9.05 Maintenance of Existence; Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Applicable Laws of the jurisdiction of its organization except in a transaction permitted by Section 10.03 or Section 10.04; and (b) take all reasonable action to obtain, preserve, renew, extend and keep in full force and effect all rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks, trade names and service marks necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall, and shall cause each of its Subsidiaries to, comply with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.06 Environmental Compliance.

(a) The Borrower will, and will cause its Subsidiaries to, use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificate, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws, and keep its and their property free of any Lien imposed by any Environmental Law.

(b) In the event of the presence of any Hazardous Material on any Real Property of the Borrower or any of its Subsidiaries which is in violation of, or which could reasonably be expected to result in material liability under, any Environmental Law, the Borrower and its Subsidiaries, upon discovery thereof, shall take all necessary steps to initiate and expeditiously complete all response, corrective and other action to mitigate and eliminate any such violation or potential liability, and shall keep the Collateral Agent informed on a regular basis of their actions and the results of such actions.

(c) The Borrower shall, and shall cause its Subsidiaries to provide the Collateral Agent with copies of any notice, submittal or documentation provided by the Borrower or any of its Subsidiaries to any Governmental Authority or other Person under any Environmental Law. Such notice, submittal or documentation shall be provided to the Collateral Agent promptly and, in any event, within five (5) Business Days after such material is provided to any Governmental Authority or third party.

SECTION 9.07 ERISA. (a) Promptly after the Borrower or any of its Subsidiaries knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Agents and each Lender a certificate of an Authorized Officer of the Borrower setting forth details as to such occurrence and the action, if any, that such the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that a failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section

302(c) of ERISA) has occurred (or is reasonably likely to occur) or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412, 430 or 431 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a Lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against a the Borrower, a Subsidiary thereof or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified any the Borrower, any Subsidiary thereof or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower, any Subsidiary thereof or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower, any Subsidiary thereof or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

SECTION 9.08 Maintenance of Properties. The Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (ii) make all necessary repairs thereto and renewals, additions, improvements and replacements thereof except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.09 Reversed.

SECTION 9.10 Covenant to Guarantee Obligations and Give Security.

(a) With respect to any personal property acquired by the Borrower or any of its Subsidiaries after the Closing Date that is intended to be subject to the Lien created by one or more of the Collateral Documents, but is not so subject, the Borrower shall, and shall cause each of its Subsidiaries to, at its own expense and within 30 days after the acquisition thereof:

(i) execute and deliver to the Collateral Agent a security agreement in form and substance substantially similar to the Security Agreement (or other agreement, instrument or document in form and substance substantially similar to any comparable Collateral Document) or an amendment or supplement to the relevant Collateral Documents, securing payment of all the Obligations under the Credit Documents and constituting Liens on all such property;

(ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Documents, including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents as may be required by applicable Law in order to perfect and maintain the validity, effectiveness and priority of any such Collateral Document and any of the Liens intended to be created thereunder; and

(iii) take such actions and execute and/or deliver to the Collateral Agent such documents as may be required by applicable Law in order to perfect and maintain the validity, effectiveness and priority of any such Collateral Document and any of the Liens intended to be created on such after-acquired properties, including, if the Acquisition Consideration of the property exceeds $1,000,000, a favorable Opinion of Counsel acceptable to the Collateral Agent and the Required Lenders as to the matters contained in clauses (i) and (ii) above and as to such other matters as the Collateral Agent and the Required Lenders may reasonably request.

(b) Upon the occurrence and during the continuance of an Event of Default, the Borrower shall, and shall cause its Subsidiaries to, grant a security interest in, and take all actions to perfect such security interest, in any additional property and assets requested by the Collateral Agent or the Required Lenders.

SECTION 9.11 Additional Subsidiary Guarantees; Pledges of Additional Stock.

(a) Upon the request of Required Lenders, each Foreign Subsidiary shall and (ii) if the Borrower or any of its Subsidiaries acquires or creates another Subsidiary, after the Closing Date, then, in each case, the Borrower shall cause such Subsidiary to, within fifteen (15) days after the date of such request or formation or creation:

(i) execute and deliver to the Administrative Agent a joinder agreement in form reasonably satisfactory to the Administrative Agent pursuant to which such Subsidiary shall unconditionally guarantee on a senior secured basis all of the Obligations on the terms set forth in this Agreement;

(ii) execute and deliver to the Collateral Agent a security agreement in form and substance substantially similar to the Security Agreement (or other agreement, instrument or document in form and substance substantially similar to any comparable Collateral Document) or an amendment or supplement to the Security Agreement or other relevant Collateral Documents;

(iii) take such actions necessary or as the Collateral Agent reasonably determines to be advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest in the assets (other than leasehold interests) of such new Subsidiary, subject to the Permitted Liens, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Collateral Agent or the Required Lenders;

(iv) take such further action and execute and deliver such other documents specified in this Agreement or otherwise reasonably requested by the Collateral Agent to effectuate the foregoing; and

(v) deliver to the Agents an Opinion of Counsel that such joinder agreement and any other documents required to be delivered have been duly authorized,

executed and delivered by such Subsidiary and constitutes a valid, binding and enforceable obligation of such Subsidiary and such other opinions regarding the perfection of such Liens in the assets of such Subsidiary as provided for in this Agreement;

provided that the documentation and such other acts (including the security grant) described in clauses (i)-(v) above shall not be required to be provided to the Collateral Agent with respect to any Foreign Subsidiary if providing such documents and granting such security interest could cause adverse tax consequences.

Following the delivery of the documentation and the completion of the other acts (including the security grant) described in clauses (i)-(v) above, such Subsidiary shall be a Subsidiary Guarantor for all purposes of this Agreement.

In addition, as promptly as practicable after such formation or acquisition, the Borrower shall, at the Borrower’s expense, deliver, unless not required by the Collateral Agent and the Required Lenders, to the Collateral Agent with respect to each parcel of real property owned or held by such Subsidiary title reports, surveys and engineering, soils and other reports, and environmental assessment reports, indicating the presence or absence of Hazardous Materials at, on or in such parcel (and, if Hazardous Materials in an amount requiring reporting under applicable Law, further environmental assessment reports), each in scope, form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, provided, however, that to the extent that the Borrower or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent.

(b) If the Borrower or any of its Subsidiaries acquires or creates another Subsidiary, after the Closing Date, then the Borrower shall and shall cause its Subsidiaries to, within fifteen (15) days after the date such formation or creation:

(i) pledge to the Collateral Agent for the benefit of the Secured Parties (i) all the Equity Interests of such new Subsidiary, except, to the extent such pledge of the Equity Interests of any “first-tier” Foreign Subsidiary that qualifies as a controlled foreign corporation within the meaning of Section 951 of the Code and that would result in any adverse tax consequence or duty, in which case, the Borrower and its Subsidiaries will pledge to the Collateral Agent for the benefit of the Secured Parties 65% of the issued and outstanding Voting Equity Interests of and 100% of the issued and outstanding non-voting Equity Interests of each such Foreign Subsidiary, and (ii) any intercompany notes or debt securities of such new Subsidiary, in either case, that are held by the Borrower or any other of its Subsidiaries, subject to Permitted Liens; and

(ii) deliver to the Collateral Agent any certificates representing such Equity Interests, intercompany notes and debt securities referenced in the foregoing clause, together with (A) in the case of such Equity Interests, undated stock powers or instruments of transfer, as applicable, endorsed in blank, and (B) in the case of such intercompany notes or debt securities, endorsed in blank, in each case executed and delivered by an Authorized Officer of the Borrower or such other Subsidiary that holds such Equity Interests, intercompany notes or debt securities, as the case may be.

SECTION 9.12 Use of Proceeds. The proceeds of the Term Loans shall be used (a) to pay all principal, interest and other obligations of the Borrower under the DIP Facility, (b) to pay fees, costs and expenses incurred directly in connection with the Transactions, (c) to pay the fees, costs and expenses of the advisors and professionals for the Bondholders represented by Bingham McCutchen LLP that have not been paid in full in accordance with the final Cash Collateral Order or to otherwise reimburse such Bondholders for any amount of such fees, costs or expenses paid by such Bondholders during the Bankruptcy Case and (d) for working capital and general corporate purposes of the Borrower.

SECTION 9.13 Further Assurances. The Borrower shall, and shall cause each of its Subsidiaries to, (a) correct any material defect or error that may be discovered in any Credit Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments in order to (i) as the Collateral Agent and the Required Lenders may reasonably require from time to time, carry out more effectively the purposes of the Credit Documents, (ii) subject the Borrower’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents to the fullest extent permitted by applicable Law, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) as the Collateral Agent and the Required Lenders may reasonably require from time to time, assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Credit Document or under any other instrument executed in connection with any Credit Document to which the Borrower or any of its Subsidiaries is or is to be a party.

SECTION 9.14 Reserved.

SECTION 9.15 Security Interest in Accounts.

(a) The Borrower shall, and shall cause each of its Subsidiaries, within 30 days following the Closing Date, to establish and deliver to the Collateral Agent a Control Agreement with respect to all deposit, securities and commodities accounts, including those accounts listed on Schedule 8.26, maintained by the Borrower and its Subsidiaries other than those accounts that are Excluded Accounts. The Borrower shall, and shall cause each of its Subsidiaries to, at all times ensure that, by entering into such Control Agreements, all deposit, securities and commodities accounts of such Persons are subject to a valid and perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties.

(b) If no Event of Default has occurred and is continuing, the Borrower and its Subsidiaries may establish new deposit accounts, securities accounts or commodities accounts in addition to those listed on Schedule 8.26, so long as, prior to the time account is established: (i) the Borrower or its Subsidiary has delivered to the Collateral Agent an amended Schedule 8.26 including such account and (ii) the Borrower or its Subsidiary has delivered to the Collateral Agent a Control Agreement with respect to such account to the extent such account is not an Excluded Account; provided that the Borrower shall not, and shall not cause or permit any of its Subsidiaries to, allow any Collections or other amounts or property to be deposited or credited to any such account until such time as a Control Agreement has been established and delivered to the Collateral Agent.

(c) The Collateral Agent agrees not to issue a Control Notice unless an Event of Default has occurred and is then continuing. In the event the Collateral Agent issues a Control Notice under any Control Agreement, all Collections or other amounts or property subject to such Control Agreement shall be transferred as directed by the Collateral Agent pursuant to the applicable Control Agreement.

(d) If, notwithstanding the provisions of this Section 9.15, after the occurrence and during the continuance of an Event of Default, the Borrower or any of its Subsidiaries receives or otherwise has dominion over or control of any Collections or other amounts, the Borrower shall, and shall cause each of its Subsidiaries to, hold such Collections and amounts in trust for the Collateral Agent and shall not commingle such Collections with any other funds of the Borrower or any of its Subsidiaries or other Person or deposit such Collections in any account other than those accounts set forth on Schedule 8.26, as amended from time to time (unless otherwise instructed by the Collateral Agent).

(e) Upon request by the Collateral Agent, within five (5) Business Days after the occurrence of an Event of Default, the Borrower shall deliver to the Collateral Agent an updated Schedule 8.26, to the extent there has been a change to the information set forth therein.

SECTION 9.16 Real Estate Mortgages and Filings. With respect to any fee interest in any real property (individually and collectively, the “Premises”) (a) owned by the Borrower or any of its Subsidiaries on the date hereof or (b) acquired by the Borrower or such Subsidiary after the date hereof, with (x) Acquisition Consideration or (y) as of the date hereof, with a Fair Market Value, of greater than $1,000,000, within 30 days following the Closing Date in the case of clause (a) and within 90 days of the acquisition thereof in the case of clause (b):

(i) the Borrower shall deliver to the Collateral Agent, as mortgagee, fully executed counterparts of a Mortgage, each dated as of the date hereof or the date of acquisition of such property, as the case may be, duly executed by the Borrower or the applicable Subsidiary, together with evidence of the completion (or reasonably satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien against the properties purported to be covered thereby;

(ii) the Borrower shall deliver to the Collateral Agent mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Lenders in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that subject to the exceptions approved by the Collateral Agent and the Required Lenders in their reasonable discretion and noted in such title insurance policy, title to such property is marketable and that the interest created by the Mortgage constitutes a valid Lien thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens, and such policies shall also include, to the extent available, at commercially reasonable rates such endorsements as the Collateral Agent and the Required Lenders shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon;

(iii) the Borrower shall deliver to the Collateral Agent, if requested by the Collateral Agent, an opinion of local counsel to the applicable Credit Party(ies) in form and substance reasonably satisfactory to the Collateral Agent; and

(iv) the Borrower shall deliver to the Collateral Agent, with respect to each of the covered Premises, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property, there has been no change in the facts depicted in the survey or (ii) an affidavit and/or indemnity from the Borrower and the Subsidiary Guarantors stating that to its knowledge there has been no change in facts depicted in the survey, other than, in each case, changes that do not materially adversely affect the use by the Borrower or Subsidiary Guarantor, as applicable, of such Premises for the Borrower or such Subsidiary Guarantor’s business as so conducted, or intended to be conducted, at such Premises and in each case, in form sufficient for the title insurer issuing the title policy to remove the standard survey exception from such policy and issue a survey endorsement to such policy.

SECTION 9.17 Landlord, Bailee and Consignee Waivers.

(a) Each of the Borrower and each of its Subsidiaries that is a lessee of, or becomes a lessee of, real property on or in which it will maintain, store, hold or locate assets having an aggregate Fair Market Value of at least $1,000,000 shall use commercially reasonable efforts to deliver to the Collateral Agent a landlord waiver, substantially in the form of Exhibit L-1, executed by the lessor of such real property, within 90 days of the Closing Date, if such real property is leased by the Borrower or such Subsidiary as of the Closing Date, or otherwise within 90 days of the date such real property is leased by the Borrower or such Subsidiary.

(b) Each of the Borrower and each of its Subsidiaries that is a bailor of, or becomes a bailor of, assets having an aggregate Fair Market Value of at least $1,000,000 shall use commercially reasonable efforts to deliver to the Collateral Agent a waiver, substantially in the form of the Exhibit B-1, executed by the bailee of such assets, within 90 days of the Closing Date, if such bailee holds such assets as of the Closing Date, or otherwise within 90 days of the date such bailee holds such assets.

(c) Each of the Borrower and each of its Subsidiaries that is a consignor of, or becomes a consignor of, assets having a Fair Market Value of at least $1,000,000 shall use commercially reasonable efforts to deliver to the Collateral Agent a waiver, substantially in the form of the Exhibit C-1, executed by the consignee of such assets, within 90 days of the Closing Date, if such assets are consigned as of the Closing Date, or otherwise within 90 days of the date such assets are consigned.

SECTION 9.18 Material Contracts. The Borrower shall, and shall cause each of its Subsidiaries to, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it except where such failure to perform or observe could not reasonably be expected to have a Material Adverse Effect, and, after a Default, take all such action to such end as requested by the Collateral Agent or the Required Lenders and make to each other party to each such Material Contract such demands and requests for information and reports or for action as the Borrower or any of its Subsidiaries is entitled to make under such Material Contract.

SECTION 9.19 Annual Lender Meeting. The Borrower shall, and shall cause each of its Subsidiaries to, upon the request by the Required Lenders, participate in a meeting of the Lenders, so long as no Event of Default or Default under Section 11.01(h) shall have occurred and be continuing, once, and otherwise as frequently as may be required by the Collateral Agent and the Required Lenders, during each fiscal year, to be held via teleconference, at a time selected by the Collateral Agent and the Required Lenders and reasonably acceptable to the Lenders and the Borrower. The purpose of this meeting shall be to present the Borrowers’ and its Subsidiaries’ previous fiscal years’ financial results and to present the Borrowers’ and its Subsidiaries’ budget for the current fiscal year.

SECTION 9.20 Subsidiary Requirements. The Borrower shall cause each of its Subsidiaries to comply with the requirements of this Article IX to the extent such requirements are applicable to such Subsidiaries.

ARTICLE X

Negative Covenants

The Credit Parties hereby covenant and agree that on the Closing Date and thereafter, until the Total Commitments and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than Unasserted Contingent Obligations) are paid in full in accordance with the terms of this Agreement:

SECTION 10.01 Limitation on Incurrence of Additional Indebtedness. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness other than Permitted Indebtedness.

SECTION 10.02 Limitation on Liens. The Borrower will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Borrower or any of its Subsidiaries whether owned on the Closing Date or acquired after the Closing Date, or any proceeds therefrom, or file or permit to be filed under the UCC (or similar Law) of any jurisdiction a financing statement (or similar record) that names the Borrower or any of its Subsidiaries as debtor, or assign or otherwise convey any accounts or other right to receive income or profits, other than Permitted Liens.

SECTION 10.03 Limitation on Fundamental Changes. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom, the following shall be permitted:

(a) any Subsidiary may merge or consolidate with or into, or Dispose of all or substantially all of its assets to (i) the Borrower or any Subsidiary Guarantor, provided that the Borrower shall be the continuing or surviving Person in the case of any merger or consolidation involving the Borrower and Subsidiary Guarantor shall be the continuing or surviving Person and remains a wholly-owned subsidiary of the Borrower in any other case, or (ii) any one or more other Subsidiaries, provided that when any Subsidiary Guarantor is merging with another Subsidiary, such Subsidiary Guarantor shall be the continuing or surviving Person;

(b) any Subsidiary that is not a Subsidiary Guarantor may merge or consolidate with or into, or Dispose of all or substantially all its assets to another Subsidiary that is not a Subsidiary Guarantor;

(c) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not be expected to have a Material Adverse Effect; and

(d) Investments permitted by Section 10.05.

SECTION 10.04 Limitation on Dispositions. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, except for Permitted Dispositions.

SECTION 10.05 Limitation on Investments. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, make or hold any Investment other than Permitted Investments. An Investment shall be deemed to be existing or outstanding to the extent not returned in the same form as the original Investment (or any other form with a Fair Market Value equal to such original Investment).

SECTION 10.06 Limitation on Restricted Payments. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; and

(b) the Borrower and each Subsidiary may declare and make Dividends payable solely in the common stock or other common Equity Interests of such Person.

SECTION 10.07 Modification of Certain Agreements. (a) The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, amend any of its Organizational Documents in a manner that could be reasonably expected to result in a Material Adverse Effect.

(b) The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, amend, modify or change in any manner any term or condition of any (i) Permitted Indebtedness of a type described in clause (2) of the definition thereof, except for any refinancing, refunding, renewal or extension thereof permitted by such clause or (ii) Transaction Document.

SECTION 10.08 Margin Stock. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose.

SECTION 10.09 Limitation on Affiliate Transactions. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided, that in any event, in the case of any transaction with an Affiliate with a transaction value in excess of $1,000,000, the transaction is approved by a majority of the independent directors of the Borrower and, in addition, in the case of any transaction with an Affiliate with a transaction value in excess $5,000,000, the Borrower has obtained a fairness opinion in respect of such transaction from an investment bank of recognized standing; provided that the foregoing restriction shall not apply to (i) transactions between or among the Borrower and the Subsidiary Guarantors (or any of them) or (ii) any other transaction or agreement entered into in connection with this Agreement or the other Credit Documents.

SECTION 10.10 Limitation on Burdensome Restrictions. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Credit Document) that (a) limits the ability of (i) any Subsidiary of the Borrower to make Restricted Payments to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to or invest in the Borrower or any Subsidiary Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 10.10 or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower to Guarantee the Indebtedness of the Borrower or (iii) the Borrower or any of its Subsidiaries to create, incur, assume or permit to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Permitted Indebtedness of a type described in clause (5) of the definition thereof solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

SECTION 10.11 Hedging Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement.

SECTION 10.12 Change in the Nature of the Business. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, engage in any business other than the Business of the Borrower and its Subsidiaries or any business substantially related or incidental thereto.

SECTION 10.13 Financial Covenants. The Borrower will not permit:

(a) Capital Expenditures. The aggregate Capital Expenditures made or incurred by the Borrower or any of its Subsidiaries, whether by payment in cash or the incurrence of Indebtedness (including, for the avoidance of doubt, Permitted Indebtedness of the type described in clause (5) of the definition thereof) or otherwise, in any fiscal year of the Borrower ending on or after December 31, 2011 shall not exceed the sum of (a) the amount set forth below for such fiscal year, and (b) to the extent the Borrower and its Subsidiaries make or incurs Capital Expenditures in an amount less than the amount set forth below for the immediately preceding fiscal year, the positive difference between the amount set forth and such amount made or incurred in the immediately preceding fiscal year, but not more than $1,500,000:

For the fiscal year ending:	Amount
December 31, 2011	$4,000,000
December 31, 2012	$4,000,000
December 31, 2013	$4,000,000
December 31, 2014	$4,000,000
December 31, 2015	$4,000,000

(b) Working Capital. The Borrower shall maintain positive Working Capital, as measured at the end of each fiscal quarter of the Borrower.

SECTION 10.14 Accounting Changes. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year (other than change its fiscal year end to December 31).

SECTION 10.15 Prepayment, etc. of Indebtedness. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Obligations in accordance with the terms of this Agreement and (b) the payment of any Indebtedness in accordance with its terms, including the terms of any applicable subordination agreement.

SECTION 10.16 Impairment of Security Interest. Neither the Borrower nor any of its Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral. Neither the Borrower nor any of its Subsidiaries shall grant to any Person (other than the Collateral Agent), or permit any Person (other than the Collateral Agent) to retain, any Lien on the Collateral other than Permitted Liens. Neither the Borrower nor any of its Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Agreement. The Borrower shall, and shall cause each Subsidiary Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Documents. The Borrower shall, and shall cause each Subsidiary Guarantor to, at their sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable Law to perfect the Liens created by the Collateral Documents at such times and at such places as the Collateral Agent or the Required Lenders may reasonably request.

SECTION 10.17 Products. The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, acquire one or more Products or become party to, or bound by, one or more in-bound licensing arrangements with respect to any Product unless (i) such acquisition is consistent with the Borrower’s past practices and in accordance with its business plans, (ii) the Acquisition Consideration therefor, considered with the Acquisition Consideration for all Permitted Investments of the type described in clause (7) of the definition thereof, is not in excess of $5,000,000 in any single transaction or series of related transactions, $10,000,000 in any fiscal year or, in the aggregate from the Closing Date, (x) $15,000,000 plus (y) the lesser of (i) the aggregate amount of Net Cash Proceeds from the sale or issuance of Equity Interests in the Borrower and (ii) $15,000,000 and (c) the Borrower delivers to the Collateral Agent at least thirty days prior to such acquisition, an Officers’ Certificate certifying that, immediately before and immediately after giving effect to the acquisition (including giving pro forma effect to the aggregate Acquisition Consideration paid and payable in respect of any such acquisition), no Default shall have occurred and be continuing.

SECTION 10.18 Subsidiaries. The Borrower shall not transfer any assets or property to any of its Subsidiaries or cause or permit any of its Subsidiaries to engage in any business, conduct any operations or incur any obligations or liabilities unless, in each case, such Subsidiary complies with the requirements of Section 9.11 as if such Subsidiary was acquired or created after the Closing Date and has become a Subsidiary Guarantor hereunder.

SECTION 10.19 Issuance of Equity Interests. The Borrower shall not, and shall not permit any of its Subsidiaries to, issue any Equity Interests (whether for value or otherwise) to any Person other than (in the case of Subsidiaries) to the Borrower or another wholly-owned Domestic Subsidiary of the Borrower; provided, however, Borrower may issue Equity Interests pursuant to the Warrants and the Warrant Purchase Agreements.

ARTICLE XI

Events of Default

SECTION 11.01 Listing of Events of Default. Each of the following events or occurrences described in this Section 11.01 shall constitute an “Event of Default”:

(a) Non-Payment of Obligations. The Borrower shall default in the payment of:

(i) any principal of any Loan when such amount is due; or

(ii) any interest on any Loan, and such default shall continue unremedied for a period of three (3) Business Days after such amount is due; or

(iii) any fee described in Article IV, the Agent Fee Letter or in the Fee Letter or any other monetary Obligation, and such default shall continue unremedied for a period of five (5) Business Days after such amount is due.

(b) Breach of Warranty. Any representation or warranty of any Credit Party made or deemed to be made in any Transaction Document (including any certificates delivered pursuant to Article VI) which, by its terms, is subject to a materiality qualifier, is or shall be incorrect in any respect when made or deemed to have been made or any other representation or warranty of any Credit Party made or deemed to be made in any Transaction Document (including any certificates delivered pursuant to Article VI) is or shall be incorrect in any material respect when made or deemed to have been made.

(c) Non-Performance of Certain Covenants and Obligations. Any Credit Party shall default in the due performance or observance of any of its obligations under Section 9.01, Section 9.02 (other than to the limited extent such Section requires books and records to be kept in accordance with GAAP which shall instead be subject to Section 11.01(d)), Section 9.03, Section 9.05 (solely with respect to such Credit Party’s maintenance of good standing in its jurisdiction of organization), Section 9.10, Section 9.11, Section 9.12, Section 9.15 or Article X, or any Credit Party shall default in the due performance or observance of its obligations under any covenant applicable to it under the Security Pledge Agreement.

(d) Non-Performance of Other Covenants and Obligations. Any Credit Party shall default in the due performance and observance of any obligation contained in any Transaction Document executed by it (other than as specified in Sections 11.01(a), 11.01(b) or 11.01(c)), and such default shall continue unremedied for a period of fifteen (15) days after any Credit Party shall first have knowledge thereof.

(e) Default on Other Indebtedness. (i) a default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than the Obligations) of any Credit Party or Subsidiary of any Credit Party having a principal or stated amount, individually or in the aggregate, in excess of $2,500,000, or a default shall occur in the performance or observance of any obligation or condition with respect to any such Indebtedness if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become immediately due and payable, (ii) a default shall occur (after expiration of any available grace or cure periods) in the performance or observance of any obligation or condition with respect to any Indebtedness which has been subordinated (whether as to payment or Lien priority) to the Obligations or Agent’s Liens or any such

Indebtedness shall be required to be or prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity or (iii) any Indebtedness of any Credit Party or Subsidiary of any Credit Party having a principal or stated amount, individually or in the aggregate, in excess of $2,500,000 shall otherwise be required to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

(f) Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $2,500,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against any Credit Party or any of its Subsidiaries and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within thirty (30) days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

(g) Plans. Any of the following events shall occur with respect to any Plan:

(i) the institution of any steps by any Credit Party, any Subsidiary of a Credit Party, any ERISA Affiliate or any other Person to terminate a Plan if, as a result of such termination, any Credit Party or Subsidiary of any Credit Party could be required to make a contribution to such Plan, or could reasonably be expected to incur a liability or obligation to such Plan, in excess of $2,500,000 in the aggregate;

(ii) a contribution failure occurs with respect to any Plan sufficient to give rise to a Lien under Sections 303(k) or 4068 of ERISA or Section 430(k) of the Code; or

(iii) an ERISA Event that, together with all other ERISA Events that have occurred or are occurring, could reasonably be expected to have a Material Adverse Effect.5

(h) Bankruptcy, Insolvency, etc. Any Credit Party or any of its Subsidiaries shall:

(i) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, its debts as they become due;

(ii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the assets or other property of any such Person, or make a general assignment for the benefit of creditors;

(iii) in the absence of such application, consent or acquiesce to or permit or suffer to exist, the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within forty-five (45) days; provided, that each Credit Party hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 45-day period to preserve, protect and defend their rights under the Credit Documents;

[5]	All ERISA provisions remain subject to review by Bingham ERISA specialist.

(iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by such Person, such case or proceeding shall be consented to or acquiesced in by such Person, or shall result in the entry of an order for relief or shall remain for forty-five (45) days undismissed; provided, that each Credit Party hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 45-day period to preserve, protect and defend their rights under the Credit Documents; or

(v) take any action authorizing, or in furtherance of, any of the foregoing.

(i) Impairment of Security, etc. Any Credit Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Credit Party party thereto, or any Credit Party or any other Person shall, directly or indirectly, contest or limit in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Credit Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected Lien.

(j) Product MAE. A Product MAE with respect to Trofex shall occur.

(k) Stay of Confirmation Order. If there is a stay or injunction of the Confirmation Order in effect which precludes the consummation of the transactions contemplated thereby.

(l) Restraint of Operations; Loss of Assets. If any Credit Party or any Subsidiary of a Credit Party is enjoined, restrained, or in any way prevented by court order or other Governmental Authority from continuing to conduct all or any material part of its business affairs or if any material portion of any Credit Party’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Credit Party or the applicable Subsidiary.

SECTION 11.02 Remedies Upon Event of Default. If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, the Collateral Agent, upon the direction of the Required Lenders shall, by notice to the Borrower (a) declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment. The Lenders and the Collateral Agent shall have all other rights and remedies available at law or in equity or pursuant to any Credit Documents.

ARTICLE XII

[The Agents6

SECTION 12.01 Appointment. Each Lender (and, if applicable, each other Secured Party) hereby appoints [            ] as its Collateral Agent under and for purposes of each Credit Document, and hereby authorizes the Collateral Agent to act on behalf of such Lender (or if applicable, each other Secured Party) under each Credit Document and, in the absence of other written instructions from the Lenders pursuant to the terms of the Credit Documents received from time to time by the Collateral Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Collateral Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender (and, if applicable, each other Secured Party) hereby appoints [            ] as its Administrative Agent under and for purposes of each Credit Document and hereby authorizes the Administrative Agent to act on behalf of such Lender (or, if applicable, each other Secured Party) under each Credit Document and, in the absence of other written instructions from the Lenders pursuant to the terms of the Credit Documents received from time to time by the Administrative Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against any Agent.

SECTION 12.02 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

SECTION 12.03 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or any Specified Hedging Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Credit Document or any Specified Hedging Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or any Specified

[6]	Subject to Agent review and comment in all respects.

Hedging Agreement or for any failure of any Credit Party or other Person to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document or any Specified Hedging Agreement, or to inspect the properties, books or records of any Credit Party.

SECTION 12.04 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Credit Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agents. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other requisite Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.

SECTION 12.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to any Default or Event of Default in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Collateral Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent receives such a notice, such Agent shall give notice thereof to the other Agent and the Lenders. Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement).

SECTION 12.06 Non-Reliance on Agents and Other Lenders. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Credit Party or any Affiliate of a Credit Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any other Secured Party. Each Lender (and, if applicable, each other Secured Party) represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement or any Specified Hedging Agreement. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents or any Specified Hedging Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Credit Party or any Affiliate of a Credit Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 12.07 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Total Credit Exposure in effect on the date on which indemnification is sought under this Section 12.07 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Total Credit Exposure immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents, any Specified Hedging Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 12.07 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 12.08 Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.

SECTION 12.09 Successor Agents. Either Agent may resign as Agent upon twenty (20) days’ notice to the Lenders, such other Agent and the Borrower. If either Agent shall resign as such Agent in its applicable capacity under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such Agent in its applicable capacity, and the term “Administrative Agent” or “Collateral Agent”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent in its applicable capacity shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no applicable successor agent has accepted appointment as such Agent in its applicable capacity by the date that is twenty (20) days following such retiring Agent’s notice of resignation, such retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as the Administrative Agent or the Collateral Agent, as applicable, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Credit Documents.

SECTION 12.10 Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 12.11 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of the Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Collateral Agent, set off against the Obligations, any amounts owing by such Lender to any Credit Party or any of their respective Subsidiaries or any deposit accounts of any Credit Party or any of their respective Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Collateral Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Credit Document against any Credit Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) Subject to Section 13.09(b), if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from the Agents pursuant to the terms of this Agreement, or (ii) payments from the Agents in excess of such Lender’s pro rata share of all such distributions by Agents, such Lender promptly shall (A) turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the

Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their pro rata shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

SECTION 12.12 Agency for Perfection. Collateral Agent hereby appoints each other Secured Party as its agent (and each Secured Party hereby accepts such appointment) for the purpose of perfecting the Collateral Agent’s Liens in assets which, in accordance with Article VIII or Article IX, as applicable, of the Uniform Commercial Code of any applicable state can be perfected only by possession or control. Should any Secured Party obtain possession or control of any such Collateral, such Secured Party shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver possession or control of such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions.]

ARTICLE XIII

Miscellaneous

SECTION 13.01 Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.01. The Required Lenders may, or, with the consent of the Required Lenders, the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, that no such waiver, amendment, supplement or modification shall directly:

(i)(A) reduce or forgive any portion of any Loan or extend the final expiration date of any Lender’s Commitment or extend the final scheduled maturity date of any Loan or reduce the stated interest rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.08(b)), or (B) reduce or forgive any portion or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of a waiver or amendment of any mandatory prepayment of Term Loans or Incremental Term Loans (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest or fees)), or (C) amend or modify any provisions of Section 13.09(a) or any other provision that provides for the pro rata nature of disbursements by or payments to Lenders, in each case without the written consent of each Lender directly and adversely affected thereby;

(ii) amend, modify or waive any provision of this Section 13.01 or reduce the percentages specified in the definitions of the term “Required Lenders” or consent to the assignment or transfer by any Credit Party of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.03), in each case without the written consent of each Lender directly and adversely affected thereby;

(iii) increase the aggregate amount of any Commitment of any Lender without the consent of such Lender;

(iv) amend, modify or waive any provision of Article XII without the written consent of the then-current Collateral Agent and Administrative Agent;

(v) change any Commitment to a Commitment of a different Class in each case without the prior written consent of each Lender directly and adversely affected thereby;

(vi) release all or substantially all of the Subsidiary Guarantors under any Subsidiary Guarantee (except as expressly permitted by any Subsidiary Guarantee), or release all or substantially all of the Collateral under the Security Pledge Agreement and the Mortgages (except as expressly permitted thereby and in Section 13.19), in each case without the prior written consent of each Lender; or

(vii) amend, modify or waive any provision of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding, or Collateral securing, Loans or other Obligations of any Class differently than those holding Loans or other Obligations of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments under each affected Class;

provided further, that any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 13.01 if such Class of Lenders were the only Class of Lenders hereunder at the time.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Agents and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Class; provided, that the consent of the Required Lenders shall not be required to make any such changes necessary to be made in connection with any borrowing of Incremental Term Loans. Subject to the provisions of clauses (i)-(vii) of this Section 13.01, in the event the Incremental Term Loan is made in accordance with the provisions of Section 2.11, such Lenders and such other Persons making such Incremental Term Loan, if any, shall be permitted, on behalf of all Lenders (and are hereby authorized by all such Lenders), to enter into amendments to this Agreement and all other Credit Documents to provide for the making of such Incremental Term Loan on the terms set forth in Section 2.11. In no event shall the provisions of the foregoing sentence obligate any Lender to make the Incremental Term Loan. Notwithstanding anything to the contrary herein, no defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended without the consent of such Lender.

SECTION 13.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Credit Parties or the Agents, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Agents.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 13.02(c)), when delivered; provided, that notices and other communications to the Agents pursuant to Article II shall not be effective until actually received by such Person.

(b) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on all Credit Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to either Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

SECTION 13.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 13.04 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Credit Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

SECTION 13.05 Payment of Expenses and Taxes; Indemnification. The Borrower agrees, (a) to pay or reimburse the Agents for all their costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents, (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, and hold harmless each Lender and the Agents from any and all Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, (d) to pay or reimburse Collateral Agent for all reasonable fees and expenses incurred in exercising its rights under Section 9.16 and (e) to pay, indemnify and hold harmless each Lender and the Agents and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and costs, expenses or disbursements of any kind or nature whatsoever, including fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of each Credit Party, any of its Subsidiaries or any of their Real Property (all the foregoing in this clause (E), collectively, the “indemnified liabilities”); provided, that the Credit Parties shall have no obligation hereunder to the Agents or any Lender nor any of their Related Parties with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the party to be indemnified or one of their Related Parties or (ii) disputes among the Agents, the Lenders and/or their transferees. The agreements in this Section 13.05 shall survive repayment of the Loans and all other amounts payable hereunder and termination of this Agreement. To the fullest extent permitted by Applicable Law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Lender, any Agent and their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Lender, no Agent nor any of their respective Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

SECTION 13.06 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as set forth in Section 10.03, no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 13.06) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding anything to the contrary herein, (a) any Lender shall be permitted to pledge or grant a security interest in all or any portion of such Lender’s rights hereunder including, but not limited to, any Loans (without the consent of, or notice to or any other action by, any other party hereto) to secure the obligations of such Lender or any of its Affiliates to any Person providing any loan or other extension of credit to or for the account of such Lender or any of its Affiliates and any agent, trustee or representative of such Person and (b) the Agents shall be permitted to pledge or grant a security interest in all or any portion of their respective rights hereunder or under the other Credit Documents, including, but not limited to, rights to payment (without the consent of, or notice to or any other action by, any other party hereto), to secure the obligations of such Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Agent or any of its Affiliates and any agent, trustee or representative of such Person.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (which consent in each case shall not be unreasonably withheld or delayed) of:

(A) the Borrower; provided, that (1) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default or Event of Default has occurred and is continuing, any other assignee and (2) the

Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Collateral Agent within (5) Business Days after having received notice thereof;

(B) the Collateral Agent; provided, that no consent of the Collateral Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans of any Class, the amount of the Term Loans or the Incremental Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Collateral Agent) shall not be less than $1,000,000.00, unless each of the Borrower and the Collateral Agent otherwise consents, which consent, in each case, shall not be unreasonably withheld or delayed; provided, however, that no such consent of the Borrower shall be required if a Default or Event of Default has occurred and is continuing; and provided further, that contemporaneous assignments to a single assignee made by affiliated Lenders or related Approved Funds and contemporaneous assignments by a single assignor to affiliated Lenders or related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that this paragraph shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Collateral Agent an Assignment and Acceptance, together with a processing and recordation fee of $[        ]; provided, that only one such fee shall be payable in connection with simultaneous assignments to two or more Approved Funds; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Collateral Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 13.06, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 5.04 and 13.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 13.06.

(iv) The Collateral Agent, acting for this purpose on behalf of the Borrower (but not as an agent, fiduciary or for any other purposes), shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Total Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Collateral Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Credit Parties, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b)(i) of this Section 13.06, the Collateral Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower or the Agents, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the first proviso to Section 13.01. Subject to paragraph (c)(ii) of this Section 13.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10and 5.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.06. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.09(b) as though it were a Lender, provided, that such Participant agrees to be subject to Section 13.09(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.04 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.04(b) as though it were a Lender.

SECTION 13.07 Reserved.

SECTION 13.08 Securitization. The Credit Parties hereby acknowledge that the Lenders and their Affiliates may securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their controlled Affiliates, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies (the “Rating Agencies”). The Credit Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release the Lender party thereto from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto and no change in ownership of the Loans may be effected except pursuant to Section 13.06.

SECTION 13.09 Adjustments; Set-off. (a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.01(h), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, to the extent consented to by Collateral Agent, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower or any other Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Agents after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 13.10 Counterparts. This Agreement and the other Credit Documents may be executed by one or more of the parties thereto on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower, the Collateral Agent and the Administrative Agent.

SECTION 13.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 13.12 Integration. This Agreement and the other Credit Documents represent the agreement of the Credit Parties, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any party hereto or thereto relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

SECTION 13.13 GOVERNING LAW. THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAW PROVISIONS.

SECTION 13.14 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the state of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth on Schedule 13.02 or on Schedule 1.01(a) or at such other address of which the Agents shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e) waives, to the maximum extent not prohibited by law, all rights of rescission, setoff, counterclaims, and other defenses in connection with the repayment of the Obligations; and

(f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.14 any special, exemplary, punitive or consequential damages.

SECTION 13.15 Acknowledgments. Each Credit Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Agents nor any Lender has any fiduciary relationship with or duty to the Credit Parties arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between any Agent and Lenders, on one hand, and the Credit Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Credit Parties and the Lenders.

SECTION 13.16 WAIVERS OF JURY TRIAL. THE CREDIT PARTIES, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 13.17 Confidentiality. Each Agent and Lender shall hold all non-public information relating to any Credit Party or any Subsidiary of any Credit Party obtained pursuant to the requirements of this Agreement or in connection with such Lender’s evaluation of whether to become a Lender hereunder (“Confidential Information”) confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices; provided, that Confidential Information may be disclosed by any Agent or Lender:

(a) as required or requested by any governmental agency or representative thereof;

(b) pursuant to legal process;

(c) in connection with the enforcement of any rights or exercise of any remedies by such Agent or Lender under this Agreement or any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document;

(d) to such Agent’s or Lender’s attorneys, professional advisors, independent auditors or Affiliates,

(e) in connection with:

(i) the establishment of any special purpose funding vehicle with respect to the Loans,

(ii) any Securitization permitted under Section 13.08;

(iii) any prospective assignment of, or participation in, its rights and obligations pursuant to Section 13.06, to prospective assignees or Participants, as the case may be; and

(iv) any actual or proposed credit facility for loans, letters of credit or other extensions of credit to or for the account of such Agent or Lender or any of its Affiliates, to any Person providing or proposing to provide such loan, letter of credit or other extension of credit or any agent, trustee or representative of such Person; or

(f) with the consent of the Borrower;

provided, that in the case of clause (e) hereof, the Person to whom Confidential Information is so disclosed is advised of and has been directed to comply with the provisions of this Section 13.17.

Notwithstanding the foregoing, (A) each of the Agents, the Lenders and any Affiliate thereof is hereby expressly permitted by the Credit Parties to refer to any Credit Party and any of their respective Subsidiaries in connection with any promotion or marketing undertaken by such Agent, Lender or Affiliate and, for such purpose, such Agent, Lender or Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with such Credit Party or such Subsidiary or any of their businesses and (B) any information that is or becomes generally available to the public (other than as a result of prohibited disclosure by any Agent or Lender) shall not be subject to the provisions of this Section 13.17.

EACH LENDER ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION (AS DEFINED IN THIS SECTION 13.17) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE TARGET AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY THE CREDIT PARTIES OR ANY AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE CREDIT PARTIES AND THEIR RELATED PARTIES

OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE CREDIT PARTIES AND THE AGENTS THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 13.18 Press Releases, etc. Each Credit Party will not, and will not permit any of its respective Subsidiaries, directly or indirectly, to publish any press release or other similar public disclosure or announcements (including any marketing materials) regarding this Agreement, the other Credit Documents, the Transaction Documents, or any of the Transactions, without the consent of the Collateral Agent and the Required Lenders, which consent shall not be unreasonably withheld.

SECTION 13.19 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Collateral Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 13.01) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Credit Document or that has been consented to in accordance with Section 13.01 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as (i) the Loans and the other Obligations (other than Unasserted Contingent Obligations) shall have been paid in full (or Cash Collateralized in a manner satisfactory to the Collateral Agent) and (ii) the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Credit Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c) Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any guarantee obligations pursuant to this Section 13.19. In each case as specified in this Section 13.19, the Collateral Agent will (and each Lender irrevocably authorizes the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral or guarantee obligation from the assignment and security interest granted under the Security Documents, in each case in accordance with the terms of the Credit Documents and this Section 13.19.

SECTION 13.20 USA Patriot Act. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act. Each Credit Party agrees to provide all such information to the Lenders upon request by any Agent at any time, whether with respect to any Person who is a Credit Party on the Closing Date or who becomes a Credit Party thereafter.

SECTION 13.21 No Fiduciary Duty. Each Credit Party, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Credit Parties, their respective Subsidiaries and Affiliates, on the one hand, and the Agents, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 13.22 Authorized Officers. The execution of any certificate requirement hereunder by an Authorized Officer shall be considered to have been done solely in such Authorized Officer’s capacity as an officer of the applicable Credit Party (and not individually). Notwithstanding anything to the contrary set forth herein, the Secured Parties shall be entitled to rely and act on any certificate, notice or other document delivered by or on behalf of any Person purporting to be an Authorized Officer of a Credit Party and shall have no duty to inquire as to the actual incumbency or authority of such Person.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	MOLECULAR INSIGHT PHARMACEUTICALS, INC., a Massachusetts corporation

By:
Name:
Title:

SUBSIDIARY GUARANTORS:	[ ], a [ ]

By:
Name:
Title:

[ ], a [ ]

By:
Name:
Title:

ADMINISTRATIVE AGENT AND COLLATERAL AGENT	[ ], a [ ]

By:
Name:
Title:

[OTHER LENDERS:]	[ ], a [ ]

By:
Name:
Title: